UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14A-12

LESAKA TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LESAKA TECHNOLOGIES, INC.

_______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on December 8, 2025

_______________________________

To the Shareholders of Lesaka Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Shareholders of Lesaka Technologies, Inc. will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg 2196, South Africa on December 8, 2025 at 16:00 local time (9:00 am Eastern Time), for the following purposes:

1. To elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To ratify the selection of KPMG, Inc. as our independent registered public accounting firm for the fiscal year ending June 30, 2026.

3. To hold an advisory vote to approve executive compensation.

4. To approve an amendment to our existing amended and restated stock incentive plan to increase the number of shares of our common stock authorized for issuance by 3,000,000.

5. To transact such other business and act upon any such other matters which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on October 22, 2025, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2025, which is enclosed with this proxy statement.

Sincerely,

Kuben Pillay Director and Lead Independent Director	Ali Mazanderani Executive Chairman

Johannesburg, South Africa October 28, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 8, 2025. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the internet as specified in the accompanying internet voting instructions. Shareholders registered on our South African Branch Register ("South African Shareholders") are referred to the special instructions contained on page 4 of this proxy statement.

TABLE OF CONTENTS

Page

PROXY STATEMENT EXECUTIVE SUMMARY	1
VOTING RIGHTS AND PROCEDURES	3
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING	5
PROPOSAL NO. 1: ELECTION OF DIRECTORS	5
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	8
PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	8
PROPOSAL NO. 4: THE APPROVAL OF AN AMENDMENT TO OUR EXISTING AMENDED AND RESTATED STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK AUTHORIZED FOR ISSUANCE BY 3,000,000	8
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	12
MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE	12
COMMITTEES OF THE BOARD	13
BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK	15
REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	15
NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS	16
SHAREHOLDER COMMUNICATIONS WITH THE BOARD	17
CORPORATE GOVERNANCE GUIDELINES	17
CODE OF ETHICS	17
SHARE OWNERSHIP GUIDELINES	18
COMPENSATION OF DIRECTORS	18
EQUITY COMPENSATION PLAN INFORMATION	19
EXECUTIVE COMPENSATION	19
ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE	19
COMPENSATION DISCUSSION AND ANALYSIS	19
EXECUTIVE SUMMARY	19
COMPENSATION PROGRAM OVERVIEW FOR FISCAL 2025	21
ELEMENTS OF 2025 COMPENSATION	25
OTHER CONSIDERATIONS	30
REMUNERATION COMMITTEE REPORT	31
EXECUTIVE COMPENSATION TABLES	31
SUMMARY COMPENSATION TABLE	32
PAY RATIO DISCLOSURE	33
ACTUAL 2025 COMPENSATION MIX	33
GRANTS OF PLAN-BASED AWARDS	34
OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END	35
OPTION EXERCISES AND STOCK VESTED	36
PAY VERSUS PERFORMANCE DISCLOSURES	36
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	40
CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS	41
DELINQUENT SECTION 16(A) REPORTS	42
AUDIT AND NON-AUDIT FEES	43
AUDIT COMMITTEE REPORT	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
ADDITIONAL INFORMATION	46
EXHIBIT A - PLAN AMENDMENT	47

LESAKA TECHNOLOGIES, INC.

_______________________________

PROXY STATEMENT EXECUTIVE SUMMARY

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	16:00 local time (9:00am Eastern Time) on December 8, 2025
Place	President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, 2196, South Africa
Record Date	October 22, 2025

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

The following is a summary of proposals to be voted on at the annual meeting and the recommendation of our Board of Directors (our "Board") with respect to each such proposal. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our Annual Report on Form 10-K ("Annual Report").

Proposal 1	Proposal 2

Election of Directors	Ratification of Independent Registered Public Accounting Firm

The Board has nominated ten of our current directors for re-election at the annual meeting to hold office until the 2026 annual meeting. More information about this proposal can be found on pages 5 to 8.

Recommendation: Our Board recommends a vote FOR each of the director nominees.	The Board requests shareholders to ratify the selection of KPMG, Inc. as our independent registered public accounting firm for the fiscal year ending June 30, 2026. More information about this proposal can be found on page 8.

Recommendation: Our Board recommends a vote FOR the ratification of the selection of KPMG, Inc. as our independent registered public accounting firm.

Proposal 3	Proposal 4

Advisory Vote to Approve Executive Compensation	Approval of amendment to Amended and Restated Stock Incentive Plan

The Board is providing shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation". More information about this proposal can be found on page 8.

Recommendation: Our Board recommends a vote FOR the approval of executive compensation.	The Board requests shareholders to approve an amendment of our current Amended and Restated Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 3,000,000. More information about this proposal can be found on pages 8 to 12.

Recommendation: Our Board recommends a vote FOR the approval of the amendment to the Amended and Restated Stock Incentive Plan.

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders over the internet. On or about October 29, 2025, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our Annual Report for the fiscal year ended June 30, 2025 online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice.

CORPORATE GOVERNANCE

Our Board is committed to excellence in corporate governance. We believe that principled and ethical governance benefits you, our shareholders, as well as our customers, employees and communities, and we maintain a governance profile that aligns with industry-leading standards. We believe that our governance structure will have a direct impact on the strength of our business. The following table presents a brief summary of our key governance structures.

Board Conduct and Oversight	Independence and Participation	Shareholder Rights
✓Regular risk assessment
✓Standards of ethics applied to all directors, executive officers and employees
✓Significant time devoted to succession planning and leadership development efforts
✓Evaluations of the Board and its committees

✓Six of the current eleven directors are Nasdaq-independent
✓Executive sessions of non-employee directors are generally held at each Board and committee meeting
✓Audit Committee, Remuneration Committee, and Nominating and Corporate Governance Committee are each made up entirely of independent directors

✓Special meeting right for shareholders holding an aggregate of 10% of voting stock
✓All directors annually elected; no staggered Board
✓No "poison pill"
✓No supermajority voting requirements to change organizational documents

VOTING RIGHTS AND PROCEDURES

Shareholders as of the close of business on October 22, 2025, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 84,086,399 shares of common stock outstanding on the record date.

A majority of the total number of outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shareholders who are present at the annual meeting in person or by proxy and who abstain, and proxies relating to shares held by a bank or broker on your behalf (that is, in "street name"), that are voted on some proposals but not others (referred to as "broker non-votes") will be treated as present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies. The inspector of election appointed for the annual meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The following describes how you may vote on each proposal and the votes required for approval of each proposal:

  Proposal No. 1- Our ten director nominees will be elected by a plurality of votes. You may vote for each director nominee or withhold your vote from one or more of the nominees. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions and broker non-votes have no effect on the outcome of the vote, since approval by a specific percentage of the shares present or outstanding is not required.
  Proposal No. 2-The ratification of the selection of KPMG, Inc. ("KPMG") to act as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.
  Proposal No. 3-The advisory vote to approve executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.
  Proposal No. 4- The approval of the amendment of our current Amended and Restated Stock Incentive Plan will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and, if a proposal comes up for a vote at the annual meeting that is not on the proxy, according to the best judgment of the persons named in the proxy.

If you do not indicate a specific choice on a proxy that you sign and submit, your shares will be voted:

  FOR each of the director nominees;
  FOR the ratification of the selection of KPMG as our independent registered public accounting firm;
  FOR the approval of executive compensation; and
  FOR the approval of the amendment of our current Amended and Restated Stock Incentive Plan.

If your shares are held in "street name," and you do not instruct the bank or broker how to vote your shares on Proposals 1, 3 or 4, the bank or broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the bank or broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Revocability of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Lesaka Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, or by attending the meeting and voting in person. If you hold shares in "street name", you must contact that firm to revoke any prior voting instructions.

Internet Availability of Proxy Materials and Annual Report

A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and Annual Report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

Market Information

Our common stock is listed on The Nasdaq Global Select Market ("Nasdaq") in the United States under the symbol "LSAK" and, via a secondary listing, on the Johannesburg Stock Exchange ("JSE"), in South Africa under the symbol "LSK". Nasdaq is our principal market for the trading of our common stock. Our transfer agent in the United States is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310. Our transfer agent in South Africa is JSE Investor Services (Pty) Ltd ("JSE Investor Services"), One Exchange Square, 2 Gwen Lane, Sandown, Sandton, 2196, South Africa.

Special Instructions to South African Shareholders

We are required to comply with certain South African regulations related to the circulation and tabulation of proxies issued to our shareholders which hold their shares on the South African Brand Register ("SA Shareholders"). The proxy form marked "Lesaka Technologies, Inc. Proxy for Shareholders Registered on South African Branch Register" must be used by SA Shareholders. The South African proxy must be lodged, posted or faxed to JSE Investor Services so as to reach them by 16:00, local time, on December 3, 2025. SA Shareholders that have already dematerialized their shares through a Central Securities Depository Participant ("CSDP") or broker, other than with own-name registration, should not complete the South African proxy. Instead, they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the annual meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such meeting. SA Shareholders that hold their shares in certificated form or dematerialized own-name registration should complete the South African proxy and return it to JSE Investor Services.

Solicitation

The Board is soliciting your proxy to vote your shares at the annual meeting. We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting. The Board has nominated for re-election ten of our current directors (see "Information Regarding the Nominees" for information on all directors), each for a one-year term. Mr. Kola will not be standing for re-election.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. If any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR the election of each of the director nominees.

Information Regarding the Nominees

Antony Ball 66 years old Director since 2020	Mr. Ball is co-founder and chairman of Value Capital Partners Proprietary Limited, a South African based investment firm ("VCP"). Prior to VCP, Mr. Ball co-founded Brait in 1990, a leading South African private equity firm, regarded as a pioneer of private equity in the region, and held various leadership positions, including deputy chairman and CEO, between 1998 and 2011. Mr. Ball led Brait's investment in Lesaka in 2004, and served as a non-executive director of Brait until 2012. Mr. Ball has a B Comm (Hons) from UCT, is a Chartered Accountant (SA), and completed an M Phil in Management Studies from Oxford University, where he studied as a Rhodes Scholar.

The Board believes that Mr. Ball's expertise in private equity, public markets, finance, accounting and corporate governance, and his broad experience as an officer and director of several publicly-traded companies covering a broad range of industries make him a valuable member of our Board.

Nonkululeko Gobodo 64 years old Director since 2021	Ms. Gobodo was the first black female to qualify as a chartered accountant in South Africa and brings a wealth of accounting and auditing experience spanning over 35 years. She also has extensive experience as a non-executive director, having served on many boards including Clicks Group Limited, PPC Limited and Shoprite Holdings Limited (all JSE listed), Mercedes Benz, Imperial, and the SA Maritime Authority. She has also served on the South Africa Revenue Service's audit committee. She is a pioneer in her field, having established her own successful accounting and audit firm during the apartheid era. The firm grew to become SizweNtsalubaGobodo ("SNG"), the largest black accounting firm in South Africa. In 2018, SNG acquired the Grant Thornton South Africa license. In 2016, Ms. Gobodo founded Nkululeko Leadership Consulting, a boutique, black-owned and managed leadership consulting firm based in Sandton and served as its CEO for five years. In May 2021, she started Awakened Global, a movement that is contributing to end racial and gender inequality. She is a recipient of many business and professional awards. She was appointed as the Chancellor of the Walter Sisulu University in April 2023.

The Board believes that Ms. Gobodo's experience in finance and audit and knowledge of the South African marketplace provides necessary and desired skills, experience and South African-centric perspective to our Board.

Steven Heilbron 60 years old Director since 2022	Mr. Heilbron has been the head of business development and mergers & acquisitions at Lesaka since 1 January 2023. Mr. Heilbron has over three decades of financial services experience, having spent 19 years working for Investec in South Africa and the UK, where he served as global head of private banking and joint chief executive officer of Investec Bank plc. He led a private consortium which acquired Cash Connect Management Solutions Proprietary Limited in 2013, where he served as CEO until joining Lesaka. Mr. Heilbron has presided over a number of key acquisitions undertaken by the Lesaka group, including the acquisition of Adumo, Touchsides, Recharger and, most recently, the intended acquisition of Bank Zero. He is a CA(SA).

The Board believes that Mr. Heilbron's strong leadership skills, his deep knowledge and many years of experience within the banking, payments and payment technologies space make him well-suited to serve as a director.

Lincoln Mali 57 years old Director since 2021	Mr. Mali has been our Chief Executive Officer: Southern Africa since May 1, 2021. Mr. Mali is a financial services executive with over 25 years' experience in the industry. Until April 2021, he was the head of group card and payments at Standard Bank Group, having served in many different roles within that organization since 2001. Mr. Mali chaired the board of directors of Diners Club South Africa until April 2021, and was a member of the Central and Eastern Europe, Middle East and Africa Business Council for Visa. Mr. Mali holds Bachelor of Arts (BA) and Bachelor of Laws (LLB) degrees from Rhodes University, an MBA from Henley Management College, various diplomas and attended an Advanced Management Program at Harvard Business School.

The Board believes that Mr. Mali's strong relationships and network with key industry players in South Africa and his motivational leadership style make him well-suited to serve as a director.

Ali Mazanderani 43 years old Director since 2020	Mr. Mazanderani has been our executive chairman since February 1, 2024. He is a fintech investor and entrepreneur. He is the co-founder and chairman of Teya, a pan-European fintech. He is a non-executive director on the board of Thunes (Singapore-based cross border payments company) and Kushki (Latin American payments company) and is the vice president of The European Digital Payments Industry Alliance (EDPIA). He was previously on the board of several other leading payments companies globally, including StoneCo (Nasdaq: STNE) in Brazil from 2016 to 2022 and Network International Holdings Plc (LSE: NETW) in the Middle East from 2020 to 2021. He was formerly a partner at Actis, a London-based emerging market private equity firm, where he led multiple landmark fintech investments globally. Prior to his career at Actis, Mr. Mazanderani advised private equity and corporate clients for OC&C Strategy Consultants in London and served as lead strategy consultant for First National Bank based in Johannesburg.

Mr. Mazanderani is a Finance Leaders Fellow at the Aspen Institute and a member of the Aspen Global Leadership Network.

He holds postgraduate degrees in Economics from the University of Pretoria, Oxford University and the London School of Economics, an MBA from INSEAD and a Masters in Business Law from the University of St Gallen.

The Board believes that Mr. Mazanderani's international experience in strategy, payments, technology, and private equity provide necessary and desired skills, experience and perspective to our Board.

Venessa Naidoo 61 years old Director since 2023	Ms. Naidoo is an experienced non-executive director and currently serves on the boards of OUTsurance Holdings Limited (JSE: OUT), a leading South African insurance company with operations in South Africa, Australia and Ireland; RFG Holdings Limited (JSE: RFG), a convenience meals solutions in South Africa; and Fortress Real Estate Investments Limited ( JSE: FFB), a property investment company with investments in South Africa, Central and Eastern Europe. She brings a wealth of experience in finance, launching new technologies, managing rapid international growth, restructures, operating in emerging market economies and currencies, and delivering success in highly competitive environments. She holds a Bachelor of Accounting and Postgraduate Diploma in Accountancy from the University of Durban-Westville and is a Chartered Accountant (SA). She also completed the Harvard Business School and University of the Witwatersrand Senior Executive Programme.

The Board believes that Ms. Naidoo's international experience in finance and audit, and her entrepreneurial track record are essential qualities required by our Board.

Kuben Pillay 65 years old Director since 2020	Mr. Pillay has been our lead independent director since February 1, 2024, and was previously our independent non-executive chairman from June 2020 until January 2024. He serves on a number of South African public corporate boards, including as independent non-executive chairman of Sabvest Limited (JSE: SBP) and lead independent director of OUTsurance (JSE: OUT). He was the non-executive chairman of the Primedia Group from 2014 to 2017, and also served as its group CEO from 2009 to 2014. Mr. Pillay was also an independent non-executive director of Transaction Capital Limited (JSE: TCP). Mr. Pillay was a managing financial partner at public interest law firm, Cheadle Thompson and Haysom, from 1993 to 1995 before joining Mineworkers Investment Company in 1996 as a founding executive director, and later serving as the non-executive chairman from 2007 to 2014. Mr. Pillay also served as the independent non-executive chairman of Cell C Limited from August 2017 to October 2019. Mr. Pillay has a BA LLB from the University of the Witwatersrand, Johannesburg, and a Masters in Comparative Jurisprudence from Howard University, Washington DC.

The Board believes that Mr. Pillay's expertise in legal and corporate governance, and media and consumer affairs and broad experience as a director of several publicly-traded companies covering a broad range of industries over many years make him a valuable member of our Board.

Ekta Singh-Bushell 53 years old Director since 2018	Ms. Singh-Bushell serves on global technology public and private corporate boards. She is a member of the board, chair of the compensation committee, and member of the nominating and governance, finance and capital allocation and technology committees for Huron Consulting Group (NASDAQ: HURN), a global consulting company offering services to healthcare, higher education, and commercial industries; ChargePoint, Inc. (NYSE: CHPT), a leading global EV charging as a service company, where she is a member of the audit committee.

Formerly she served on the board, chair of audit committee and COO of Dragos Inc., a global cybersecurity firm focused on industrial control systems. She has served on multiple global technology boards in the past - Cisco (NASDAQ: CSCO), an industry-leading portfolio of technology innovations, which securely connects industries and communities through networking, security, collaboration, cloud management, and other services; TTEC Holdings Inc. (NASDAQ: TTEC) a global customer experiences company, Designer Brands Inc. (NYSE: DBI) and Datatec Limited (JSE: DTC), an international ICT solutions and services group, where she served as the lead independent director. She has chaired multiple audit, remuneration, nomination and technology and information security committees.

From 2016 to 2017, Ms. Singh-Bushell served as deputy to the first vice president, chief operating officer executive office, at the Federal Reserve Bank of New York. Prior to 2016, Ms. Singh-Bushell worked at Ernst & Young, serving in various leadership roles including global IT effectiveness leader, US innovation & digital strategy leader; and global chief information security officer. Ms. Singh-Bushell is a member of the board of Women's Health Access Matters, a non-profit that supports increased awareness in women's health research, and between 2004 and 2014 she served in various leadership roles for the Asian American Federation. Ms. Singh-Bushell is a Certified Public Accountant and holds advanced international certifications in governance, sustainability, information systems security, audit, and control.

Ms. Singh-Bushell's experience in finance, audit, technology, and cybersecurity, as well as her international experience bring relevant and necessary skills, experience, and perspective to our Board.

In considering Ms. Singh-Bushell's nomination to the Board, the Nominating & Governance Committee of the Board considered Ms. Singh-Bushell's other board commitments and roles, and determined that these commitments would not interfere with her commitments to Lesaka. Moreover, the Committee determined that the knowledge and experience that Ms. Singh-Bushell attains from these additional commitments provide an important dimension to the Lesaka Board, especially in the financial services and technology areas which are all directly relevant to our business.

Dan Smith 53 years old Director since 2024	Mr. Smith has been our Group Chief Financial Officer since October 1, 2024. He has held various roles in the financial services sectors in South Africa and the United Kingdom. Mr. Smith is a director of ADvTECH Limited (JSE: ADH), a pan-Arican education and resourcing group. He founded DLS Advisors in 2020 and was its CEO until joining VCP in 2021, where he was a partner and director until September 2024. Prior to that, he was employed by Standard Bank South Africa for a number of years, where he accumulated vast corporate finance experience, including leading the mergers & acquisitions investment banking team. He holds a Bachelor of Commerce, a Bachelor of Accounting and a Higher Diploma in Taxation Law from the University of Witwatersrand and is a Chartered Accountant (SA). He is a Graduate of the Oxford Fintech Programme from the Said Business School, University of Oxford. He also has an Advanced Valuation Techniques certification from the Gordon Institute of Business Science and a Diploma in Strategic Client Management from the UCT Graduate School of Business.

The Board believes that Mr. Smith's strong leadership skills, his financial and accounting expertise and experience with corporate transactions and capital markets make him well-suited to serve as a director.

Dean Sparrow 50 years old Director since 2024	Mr. Sparrow has close to 25 years' experience of investing in information & communications technology businesses in Africa (eight years has been specifically focused on fintech) with a background in corporate finance. His experience is broad and extends from pure investor to corporate development to hands-on responsibility within the senior finance and executive leadership functions at both the operational and corporate levels. As the previous CEO of Capital Eye Investments, Mr. Sparrow was responsible for driving the strategic positioning and growth of the private equity investment vehicle with a focus on technology and technology dependent businesses within the African emerging market. Mr. Sparrow is currently the Group CEO of Crossfin Holdings (RF) Proprietary Limited ("Crossfin"), a fintech investment platform, and has held this position since its formation in May 2017. Crossfin had an indirect holding in Adumo Technologies (RF) Proprietary Limited, which is a subsidiary of Lesaka Technologies, Inc. He holds a Bachelor of Commerce Degree and Honours in Accounting from the University of South Africa and is a Chartered Accountant (SA).
The Board believes that Mr. Sparrow's leadership, financial technology, private equity and financial and accounting experience provide necessary and desired skills, experience and perspective to our Board.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2026. A representative of KPMG is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.

The Board requests our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2026. Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR the ratification of the selection of KPMG.

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under "Executive Compensation," to whom we refer as our "named executive officers" or "NEOs". This proposal, which is commonly referred to as "say on pay," is required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").

The philosophy of our executive compensation program is to link compensation to the achievement of our key strategic and financial goals. Therefore, we reward our executives for their contributions to our annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased shareholder value. At the same time, we believe our program does not encourage excessive risk-taking by management. The "Executive Compensation" section of this proxy statement beginning on page 19, including the "Compensation Discussion and Analysis," describes in detail our executive compensation program and the decisions made by the Remuneration Committee with respect to our fiscal year ended June 30, 2025.

The Board requests shareholders to cast a non-binding advisory vote on the following resolution:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission (the "SEC"), including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on an advisory basis".

Because your vote is advisory, it will not be binding upon the Board or the Remuneration Committee. However, the Board and the Remuneration Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL NO. 4: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED STOCK INCENTIVE PLAN

We are asking you to approve an amendment of the current Amended and Restated 2022 Stock Incentive Plan of Lesaka Technologies, Inc. ("Stock Incentive Plan") to increase the number of shares authorized for issuance thereunder by 3,000,000. A copy of the proposed Amendment to the Stock Incentive Plan is attached to this proxy statement as Appendix A.

We have granted an aggregate of 5,254,112 awards over the three years ended June 30, 2025 under the Stock Incentive Plan to employees, directors and consultants as either stock option or shares of restricted stock. Our Board believes it important to our continued success that we have an adequate reserve of shares available for issuance under the Stock Incentive Plan for use in attracting, motivating and retaining qualified employees, officers, consultants and directors.

Background on the Proposal

The Stock Incentive Plan was most recently amended in 2024, which is the last time it was approved by shareholders. As of June 30, 2025, only 1,513,798 shares remain available for the annual grant cycle and beyond. On September 2, 2025, our Board resolved to request the approval of shareholders to increase the number of shares available for issuance by 3,000,000. In the period between July 1, 2025 and October 28, 2025, the Remuneration Committee allocated 424,095 shares be awarded to employees, directors and/or consultants.

As discussed below under "Compensation Discussion and Analysis", equity awards granted under the Stock Incentive Plan are a principal element of our executive officers' compensation package. These awards emphasize long-term performance of our company, as measured by creation of shareholder value, and foster a commonality of interest between shareholders and employees. We believe that the Stock Incentive Plan is critical in enabling us to attract and retain key employees and to create effective incentives for those employees to contribute to our growth and financial success.

However, we recognize that equity awards dilute existing shareholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our "burn rate," to ensure that we maximize shareholders' value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.

The following table shows our dilution and burn rate percentages.

	June 30, 2025	June 30, 2024	June 30, 2023
Dilution under the Stock Incentive Plan at fiscal year-end (1)	5%	8%	6%
Annual burn rate (2)	4%	2%	2%

(1) Dilution under Stock Incentive Plan at fiscal year-end is calculated as the sum of (x) shares available for grant plus (y) shares subject to outstanding equity incentive awards (stock options, restricted stock and restricted stock units) divided by our common stock outstanding, all amounts determined as of fiscal years ended June 30, 2025, 2024 and 2023. Shares of restricted stock granted are included in common stock outstanding.

(2) Annual burn rate is calculated as the gross annual dilution under the Stock Incentive Plan, with the gross annual dilution calculated as the sum of stock options and restricted stock granted divided by our outstanding common stock at the beginning of each fiscal year end as of June 30, 2025, 2024 and 2023.

The dilution under the Stock Incentive Plan at fiscal year end and the 3-year annual average burn rate described above may not be indicative of what the actual amounts are in the future. The proposed amendment does not contemplate the amount or timing of specific equity awards. The potential dilution is a forward-looking statement. Forward-looking statements are not facts. Actual results may differ materially because of factors such as those identified in reports the company has filed with the SEC.

If the Amendment is approved by our shareholders, we expect to have approximately 4,089,703 shares available for grant after this meeting (based on shares available as of October 28, 2025), which we anticipate being a pool of shares sufficient for grants through September 30, 2027, and necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees.

The size of our request is also reasonable in light of the equity granted to our directors and employees over the past years. As of October 24, 2025, the fair market value of our common stock as reported on the Nasdaq Global Select Market was $4.35per share.

Description of the Stock Incentive Plan

Number of Shares

Shares covered by awards that expire, terminate or lapse without payment will again be available for the grant of awards under the Stock Incentive Plan, as well as shares that are delivered to us by the holder to pay withholding taxes or as payment for the exercise price of an award, if permitted by the Remuneration Committee. The maximum number of shares for which stock options, stock appreciation rights (other than performance-based awards that are not options) may be granted during a calendar year to any participant is 600,000 shares. The shares deliverable in connection with awards granted under the Stock Incentive Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares. To account for stock splits, stock dividends, reorganizations, recapitalizations, mergers, consolidations, spin-offs and other corporate events, the Stock Incentive Plan requires the Remuneration Committee to equitably adjust the number and kind of shares of common stock issued or reserved pursuant to the plan or outstanding awards, the maximum number of shares issuable pursuant to awards, the exercise price for awards, and other affected terms of awards to reflect such event.

Administration

The Stock Incentive Plan is administered by a committee appointed by the Board from among its members, provided that the full Board may at any time act as the Committee. The Board has designated the Remuneration Committee as the subcommittee responsible for administering the Stock Incentive Plan.

The Remuneration Committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Stock Incentive Plan and to waive any such terms and conditions at any time. Specifically, the Remuneration Committee shall have final discretion, responsibility, and authority to grant awards, determine the participants to whom and the times at which awards shall be granted; determine the type and number of awards to be granted, the number of shares to which an award may relate, and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect; determine the rights of participants with respect to an award upon termination of employment or service; determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, or surrendered; accelerate the vesting of an award; interpret the terms and provisions of award agreements; provide for forfeiture of outstanding awards and recapture of realized gains and other realized value in such events as determined by the Remuneration Committee; grant substitute awards; and make all other determinations deemed necessary or advisable for the administration of the Stock Incentive Plan. The Stock Incentive Plan clarifies that, consistent with applicable Nasdaq marketplace rules, no repricing of outstanding awards may be undertaken without obtaining prior shareholder approval.

The Remuneration Committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Remuneration Committee also may correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent that the Remuneration Committee deems it necessary or desirable.

The Stock Incentive Plan authorizes the Remuneration Committee to require payment of any amount determined to be necessary to withhold for federal, state, local or other taxes resulting from the exercise, grant or vesting of an award. The Stock Incentive Plan clarifies, however, that participants may elect to satisfy the withholding requirement by having the company withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax or such higher amount not greater than the maximum statutory total tax that could be imposed on the transaction.

Eligibility

The Stock Incentive Plan permits grants of awards to our employees, directors and consultants. Any eligible person may be granted nonqualified stock options, but only employees may be granted incentive stock options. As of October 27, 2025, we had 3,765 employees, including five executive officers and six non-employee directors, who were eligible under the Stock Incentive Plan.

Types of Awards

Incentive stock options, nonqualified stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and other awards based on our common stock may be granted under the Stock Incentive Plan.

Stock Options

The Stock Incentive Plan permits the Remuneration Committee to grant employees incentive stock options, which qualify for special tax treatment in the United States, and permits the Remuneration Committee to grant employees, directors and consultants nonqualified stock options. The Remuneration Committee establishes the duration of each stock option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant.

The Remuneration Committee establishes the exercise price of each stock option at the time it is granted. The exercise price of a stock option may not be less than the fair market value, as defined in the Stock Incentive Plan, of our common stock on the date of grant. The Remuneration Committee may establish vesting and performance requirements that must be met before the exercise of stock options. Unless otherwise determined by the Remuneration Committee, stock options vest ratably, on an annual basis, over a period of three years, commencing with the first anniversary of the grant date and subject to the holder's continued service with us.

The exercise price of stock options may be paid in cash or cash equivalents by the holder. The Remuneration Committee may permit an option holder to pay the exercise price, or to satisfy withholding tax liabilities that arise upon exercise, by tendering shares of our common stock owned by the holder or by having us withhold some of the shares deliverable upon exercise of the option, with a fair market value equal to the an agreed fair value price as determined under the Stock Incentive Plan. The Remuneration Committee may also permit a stock option holder to exercise the option by tendering a promissory note, in such form as the Remuneration Committee may specify, that bears a market rate of interest and is fully recourse.

If there is a public market for our common stock, the Remuneration Committee may permit a stock option holder to exercise all or part of the option holder's vested options through a cashless exercise procedure. Under a cashless exercise procedure, the option holder delivers irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to the company proceeds of the sale.

Stock Appreciation Rights

The Remuneration Committee may also grant stock appreciation rights, either alone or in tandem with stock options. Stock appreciation rights entitle their holder upon exercise to receive an amount in any combination of cash or shares of our common stock (as determined by the Remuneration Committee) equal in value to the excess of the fair market value of the shares covered by the rights over the grant price. The Remuneration Committee may also grant limited stock appreciation rights that are exercisable upon the occurrence of specified contingent events. Such awards may provide for a different method of determining appreciation, specify that payment must be made only in cash, or provide that any related awards are not exercisable while such limited stock appreciation rights are exercisable. No stock appreciation right may have a term longer than ten years' duration under the Stock Incentive Plan. In contrast, the existing terms of the Stock Incentive Plan do not include a term limit on stock appreciation rights.

Other Stock-Based Awards

The Stock Incentive Plan also permits the Remuneration Committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our common stock, including but not limited to restricted stock, restricted stock units and performance shares. The Remuneration Committee determines the form of award and the conditions to which awards are subject, including the satisfaction of performance goals, the completion of periods of service, or the occurrence of events. Stock-based awards may be granted alone or in conjunction with any other award granted under the Stock Incentive Plan.

Transferability

Unless otherwise determined by the Remuneration Committee, no award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or (subject to the consent of the Remuneration Committee) pursuant to a domestic relations order, unless and until such award has been exercised or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. The Remuneration Committee may determine to permit a participant or a permitted transferee to transfer an award (other than an Incentive Stock Option) to any one or more permitted transferees subject to certain terms and conditions.

Amendment

The Board may amend the Stock Incentive Plan at any time, provided that no amendment may be made without the consent of an affected award holder that diminishes the rights of the holder, except that the Board may amend the plan in any manner it deems necessary for awards to meet the requirements of the Code or other applicable laws.

No amendment to the Stock Incentive Plan may be made without the approval of shareholders if the amendment would increase the total number of shares reserved for issuance under the plan or change the maximum number of shares for which awards may be granted to participants, except for such changes in accordance with the plan's adjustment provisions described above.

Plan Term

Under the Stock Incentive Plan, no award may be granted after September 7, 2032, but awards granted before that date may extend beyond that date.

United States Federal Income Tax Consequences

The following discussion of the U.S. federal income tax consequences relating to the Stock Incentive Plan is based on present U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal tax laws. Participants may also be subject to certain state and local taxes and non-United States taxes, which are not described below.

When a nonqualified stock option is granted, there are generally no United States income tax consequences for the option holder or our company at that time. When a nonqualified stock option is exercised, the option holder generally recognizes compensation equal to the excess, if any, of the fair market value of the underlying shares on the exercise date over the exercise price. Our company or its subsidiary that employs the stock option holder may be entitled to a deduction equal to the compensation recognized by the stock option holder.

When an incentive stock option, within the meaning of Section 422 of the Code, is granted, there are no United States income tax consequences for the option holder or our company at that time. Generally, when an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The incentive stock option holder, however, must treat the excess, if any, of the fair market value of the shares on the exercise date over the exercise price as an item of adjustment for purposes of the alternative minimum tax.

If an incentive stock option holder disposes of the shares after holding them for at least two years after the incentive stock option was granted and one year after the option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder. Our company or its subsidiary is not entitled to a deduction.

If the stock option holder makes a "disqualifying disposition" of the shares by disposing of the shares before satisfying the holding periods described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the shares on the exercise date, or, if less, the amount received on the disposition, over (2) the exercise price. Our company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the stock option holder.

When a stock appreciation right is granted, there are no U.S. federal income tax consequences for the participant or our company at that time. When a stock appreciation right is exercised, the participant generally recognizes compensation equal to the cash and/or the fair market value of the shares received on exercise. Our company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the participant.

In general, other types of awards that may be issued under the Stock Incentive Plan are taxable to the holder upon receipt, except that awards of restricted stock are taxable to the holder on the date the shares vest or become transferable, or on the date of receipt if the holder makes an election under Section 83(b) of the Code. Our company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the participant receiving other stock-based awards, including restricted stock awards.

Income Tax Consequences in Other Jurisdiction

In general, in other jurisdictions in which we operate (primarily South Africa), awards issued under the Stock Incentive Plan are taxable to the holder upon vesting of the award, as that term is used under local income tax legislation. Our subsidiaries may be entitled to a deduction equal to the grant date fair value of the awards issued.

Additional benefits

The benefits or amounts that will be received by or allocated to our executive officers, non-employee directors and employees under the Stock Incentive Plan are not determinable because the Stock Incentive Plan does not provide for set benefits or amounts, or objective criteria for determining the compensation thereunder with regard to any participants, and we have not approved any awards that are conditioned on shareholder approval of this proposal.

Vote Required; Recommendation of the Board

Assuming the existence of a quorum, this Proposal No. 4 will be approved if the number of shares of our common stock voted in favor of this proposal exceeds the number of shares of our common stock voted in opposition to this proposal.

The Board recommends a vote FOR the approval of the amendment to the Amended and Restated Stock Incentive Plan.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2025, our Board held a total of six meetings. Each of our directors attended at least 75% of the total number of such meetings and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance. Seven out of our eleven directors attended last year's annual meeting.

The non-employee directors meet regularly without any management directors or employees present. These meetings are held on the day of or the day preceding other Board or committee meetings. The Board annually examines the relationships between us and each of our directors. After this examination, the Board has concluded that six of our eleven directors qualify as "independent" as defined under Nasdaq Rule 5605(a)(2) as that term relates to membership on the Board, who are Messrs. Ball, Pillay and Sparrow and Mses. Singh-Bushell, Gobodo, and Naidoo.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee, a Nominating and Corporate Governance Committee, a Social and Ethics Committee and a Capital Allocation Committee (collectively, the "Board Committees"). The current members of our Board Committees are presented in the table below:

Director	Audit Committee	Remuneration Committee	Nominating and Corporate Governance Committee	Social and Ethics Committee	Capital Allocation Committee
Antony Ball		X*	X		X*
Nonkululeko Gobodo	X			X*
Steven Heilbron (#)
Naeem Kola (#)
Lincoln Mali (#)				X
Ali Mazanderani (#*)					X
Venessa Naidoo	X	X
Kuben Pillay (^)		X	X*	X
Ekta Singh-Bushell	X*		X	X
Dan Smith (#)
Dean Sparrow					X

# Executive
* Chairperson
^ Lead Independent Director

Audit Committee

The Audit Committee consists of Mses. Singh-Bushell, Gobodo, and Naidoo, with Ms. Singh-Bushell acting as the Chairperson. The composition of the Audit Committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. The Board has determined that Mses. Singh-Bushell, Gobodo, and Naidoo are each an "audit committee financial expert" as that term is defined in applicable SEC rules, and that all members meet Nasdaq's financial literacy criteria. The Audit Committee held ten meetings during the 2025 fiscal year. See "Audit Committee Report" on page 13.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

Audit the qualifications and independence of our registered public accounting firm the organization and performance of our internal audit function	Compliance Processes compliance with SEC and other legal and regulatory requirements compliance with ethical standards we have adopted review of our related party transactions

Financial Reporting
  the integrity of our financial statements
  the accounting and financial reporting processes and the audits of our financial statements our systems of disclosure controls and procedures and internal control over financial reporting
Risk Management review of our risk assessment and enterprise risk management process

A copy of our Audit Committee charter is available free of charge on our website, www.lesakatech.com.

Remuneration Committee

The Remuneration Committee consists of Messrs. Ball and Pillay and Ms. Naidoo, with Mr. Ball acting as the Chairperson. The composition of the Remuneration Committee meets the requirements for independence under Nasdaq listing standards and SEC rules and regulations. The Remuneration Committee held four meetings during the 2025 fiscal year.

The Remuneration Committee has the following principal responsibilities, authority and duties:

Compensation Structure & Strategy
  review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer's compensation, including incentive-based and equity-based compensation, based on such evaluation make recommendations to the Board with respect to incentive- and equity-based compensation plans review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including, but not limited to, employment contracts, change-in-control provisions and severance arrangements administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans administer our compensation clawback policy

  review annually and make recommendations to the Board regarding director compensation assist management in developing and, when appropriate, recommending to the Board, the design of compensation policies and plans review and discuss with management the disclosures in our "Compensation Discussion and Analysis" and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Annual Report, or information statement, as applicable, and prepare the related report required by the rules of the SEC
Human Resources & Workforce Management generally oversee our human resources and workforce management programs

A copy of our Remuneration Committee charter is available free of charge on our website, www.lesakatech.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Pillay, Ball and Ms. Singh-Bushell, with Mr. Pillay acting as the Chairperson. The composition of the Nominating and Corporate Governance Committee meets the requirements for independence under Nasdaq listing standards and SEC rules and regulations. The Nominating and Corporate Governance Committee held four meetings during the 2025 fiscal year.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

Corporate Governance
  review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board make recommendations regarding proposals submitted by our shareholders establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance
Board Composition
  monitor the composition, size and independence of the Board establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board make recommendations to the Board regarding management succession planning and corporate governance best practices

A copy of our Nominating and Corporate Governance Committee charter is available free of charge on our website, www.lesakatech.com.

Social and Ethics Committee

The Social and Ethics Committee consists of Mses. Gobodo and Singh-Bushell and Mr. Pillay, with Ms. Gobodo acting as the Chairperson. The Social and Ethics Committee held three meetings during the 2025 fiscal year.

The Social and Ethics Committee was established to provide oversight of social and ethical matters related to our company and to ensure that we are and remain a committed socially responsible corporate citizen.

A copy of our Social and Ethics Committee charter is available free of charge on our website, www.lesakatech.com.

Capital Allocation Committee

The Capital Allocation Committee consists of Messrs. Ball, Mazanderani and Sparrow, with Mr. Ball acting as the Chairperson. The Capital Allocation Committee held six meetings during the 2025 fiscal year.

The principal duties and responsibilities of the Capital Allocation Committee are as follows:

Capital Allocation
  review and make recommendations to the Board regarding major investment proposals and capital allocations monitor the execution of approved acquisitions and review the performance of completed acquisitions
Investment Management establish, oversee and periodically review the performance of our investments ensure appropriate independent advice is sought in relation to major investments

A copy of our Capital Allocation Committee charter is available free of charge on our website, www.lesakatech.com.

BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK

Board Leadership

Our Board is led by Mr. Mazanderani, who serves as our Executive Chairman. Mr. Pillay serves as the Board's Lead Independent Director. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for our operational leadership shareholder engagement, and strategic direction to our Executive Chairman, while Mr. Pillay facilitates our Board's independent oversight of management, promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and our performance, engages with other key stakeholders, and leads our Board's consideration of key governance matters.

The Board's Role in Risk Oversight

Managing risk is an ongoing process inherent in all decisions made by management. The Board discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.

The Audit Committee has direct oversight of and actively assists the management team's process in identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us.

Furthermore, the Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or Remuneration Committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee employs a rigorous and multifaceted approach for identifying and evaluating candidates for nomination to the Board of Directors. This process involves continuous assessment of the Board's composition, size, and independence, and careful consideration of any potential vacancies resulting from employment changes or other circumstances. When vacancies are anticipated or occur, the Committee actively considers a diverse pool of prospective director candidates.

Evaluation of candidates is conducted during both scheduled and special meetings of the Nominating and Corporate Governance Committee, with consideration possible at any time throughout the year. Shareholder recommendations for Board candidates are welcomed and subjected to the same thorough evaluation process as nominees from other sources. The Committee applies the qualification standards referenced above to all candidates and endeavors to achieve an optimal balance of knowledge, experience, and capability within the Board.

Additionally, the Committee reviews the suitability of current Board members for re-election, taking into account factors such as the number of terms served, each director's capacity to devote sufficient time and attention to their Board duties in light of other professional commitments, and the evolving needs of the Board. There is no prescribed limit on the number of terms that an individual may serve as a director.

In collaboration with the Board, the Nominating and Corporate Governance Committee evaluates the requisite skills and attributes for Board service. Pursuant to the Corporate Governance Guidelines, the Committee considers a candidate's independence, the current needs of the Board, and the candidate's background, skill set, business acumen, and anticipated contributions. At a minimum, directors are required to demonstrate the highest standards of professional ethics, integrity, and values, coupled with a commitment to representing the long-term interests of shareholders. Directors are also expected to possess an inquisitive and objective mindset, practical judgment, and mature wisdom.

We believe the Board collectively exhibits a balanced portfolio of competencies and capabilities, as illustrated in the following table. The Committee also evaluates each non-employee director's unique skill set for the appropriate constitution of Board committees. Comprehensive information regarding each director's experience, qualifications, and skills is contained in their respective biographies under Proposal No. 1.

Our director nominees' core competencies and capabilities - out of 10 nominee directors

Public company board (10)	6		4
Senior executive leadership (10)	6		4
Global business (8)	4		4
Financial technology (8)	4		4
People and culture (10)	5		5
Environment and climate (4)	3	1
Corporate governance / law (10)	6		4
Accounting / finance (8)	5		3
Risk management oversight (10)	6		4
Mergers and acquisitions (10)	6		4
Sales, brand and marketing (5)	3	2

non-executive	executive	total directors

The Nominating and Corporate Governance Committee may further consider the advantages of diversity in candidates' perspectives, backgrounds, and experiences, as well as the benefits arising from constructive working relationships among Board members. Other than provisions articulated in the Corporate Governance Guidelines, the Committee does not maintain a formal diversity policy.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail or e-mail, addressed as follows:

Lesaka Technologies, Inc.
Board of Directors
P.O. Box 2424
Parklands, 2121, South Africa

E-mail: akash.dowra@lesakatech.com

Shareholders engaging with us are required to include their name and address in any such written or e-mail communication and also indicate whether the sender is a shareholder of our company. The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of Corporate Governance Guidelines. We will continue to monitor our Corporate Governance Guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This monitoring will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our Corporate Governance Guidelines is available free of charge on our website at www.lesakatech.com.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all of our directors, officers, employees, contractors, consultants and temporary staff, including Messrs. Mazanderani, Smith, Kola, Heilbron and Mali, and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code.

The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available free of charge on our website at www.lesakatech.com.

SHARE OWNERSHIP GUIDELINES

Our share ownership guidelines apply to our Executive Chairman and certain other executive officers. Our Executive Chairman is expected to own shares in our company that have a value of four times his annual base salary and our other executive officers are expected to own shares that have a value of two times their annual base salary. Shares may be owned directly by the individual, owned jointly with or separately by the individual's spouse, or held in trust for the benefit of the individual, the individual's spouse or children. Unvested time-based equity awards acquired through our stock incentive plan are included in the computation of share ownership. Shares underlying stock options or stock or stock units that are subject to future performance conditions (other than solely continued employment) do not count as ownership for purposes of assessing compliance with the Ownership Requirements. Our non-employee directors are not required to own shares in our company under our share ownership guidelines policy. We believe that this aligns with shareholding practices applicable to non-employee directors in South Africa.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2025, our non-employee directors received compensation as described below.

Name	Fiscal 2025 Total Fee Arrangement ($)(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Stock Options ($)	Other ($)(2)	Total ($)
Antony Ball	136,000	136,000	-	-	20,400	156,400
Nonku Gobodo	150,500	150,500	-	-	22,474	172,974
Javed Hamid(3)	130,000	32,500	-	-	-	32,500
Chris Meyer(3)	105,000	26,250	-	-	-	26,250
Venessa Naidoo(4)	130,000	128,750	-	-	19,264	148,014
Monde Nkosi(3)	110,000	27,500	-	-	4,125	31,625
Kuben Pillay	228,000	228,000	-	-	34,185	262,185
Ekta Singh-Bushell	192,500	192,500	-	-	-	192,500
Dean Sparrow(5)	105,000	78,750	-	-	-	78,750

(1) Column represents total fiscal 2025 fees for the full year.

(2) Represents value added taxes which are statutory indirect taxes charged in ZAR on Messrs. Ball, Nkosi and Pillay's and Messes. Gobodo and Naidoo's compensation and reimbursed to them.

(3) Mr. Hamid resigned effective September 30, 2024, and Messrs. Meyer and Nkosi resigned effective October 1, 2024. Fees paid to these non-employee directors have been pro-rated for the period of service as a non-employee director during fiscal 2025

(4) Ms. Naidoo joined the remuneration committee in October 2024 and fees paid to Ms. Naidoo include the pro-rated fees for the period of service on the remuneration committee during fiscal 2025.

(5) Mr. Sparrow was a non-employee director from October 1, 2024, and joined the capital allocation committee in October 2024 and fees paid to Mr. Sparrow have been pro-rated for the period of service as a non-employee director during fiscal 2025.

Directors receive a base fee for membership on the Board. Directors who serve on Board committees and/or serve as Chairperson of Board committees receive additional compensation in recognition of the additional time they are required to spend on committee matters. In fiscal 2024, we performed a benchmarking analysis against the annual compensation of non-employee directors of U.S., UK, and South African comparable companies with a range of market equity capitalizations above, below and comparable to ours. The peer group comprised: Altron Limited, Blue Label Telecoms Limited; Cantaloupe, Inc.; Capital Appreciation Limited; Cass Information Systems, Inc.; CSG Systems International, Inc.; Dave Inc.; EVERTEC, Inc.; Everi Holdings Inc.; Green Dot Corporation; IDT Corporation; Everi Holdings Inc.; Medallion Financial Corp.; Model N, Inc.; MoneyLion Inc.; PayPoint plc; Repay Holdings Corporation; Synchronoss Technologies, Inc.; and Transaction Capital Limited.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders Stock incentive plan	1,866,904	$6.49	1,513,798
Awarded to Mr. Mazanderani in June 2024	4,000,000	$9.75	N/A

EXECUTIVE COMPENSATION

ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE

As part of its responsibilities to annually review all incentive compensation and equity-based plans, as well as evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2025. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentivizing nature of the compensation, including:

  a balanced mix between cash and equity, and annual and longer-term incentives;

  caps on incentive awards at reasonable levels;

  linear payouts between target levels with respect to annual cash incentive awards;

  discretion on individual awards, particularly in special circumstances; and

  long-term incentives.

The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements.

In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

 In this Compensation Discussion and Analysis, we:

  Outline our compensation philosophy and discuss how the Remuneration Committee determines executive pay.
  Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

 We believe that our compensation programs and rewards have been designed to motivate our executives and drive business value that is ultimately reflected in our underlying enterprise value for both the short- and long-term.

Pay for Performance

 The Remuneration Committee considered the absolute and relative alignment of executive compensation when it considered the appropriateness of the level and form of compensation and found executive compensation and our performance to be aligned.

Results of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual, nonbinding advisory vote to approve executive compensation (a "say-on-pay proposal"). At our annual meeting of shareholders held on November 14, 2024, 97.5% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Remuneration Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

Highlighted Compensation Practices

 Our executive compensation and corporate governance practices are structured to closely link executive compensation to our performance and increase long-term shareholder value.

To achieve our objectives, we have incorporated the following practices:

WHAT WE DO:	WHAT WE DON'T DO:
utilize performance-based programs, including annual and long-term incentives to link executive compensation to our performance and increase long-term shareholder value	offer change-in-control severance gross-up payments
structure total direct compensation for our named executive officers such that a significant portion is at risk	offer routine or excessive perquisites for our named executive officers
utilize mostly objective performance metrics in incentive plans that drive shareholder value creation	backdate or reprice stock options
adopt a clawback policy, as of November 2023, that applies to our incentive programs	utilize excessive incentive payments; incentive payments are capped to discourage inappropriate risk taking issue time-based awards to retain key employees
conduct annual say-on-pay advisory votes
establish stock ownership guidelines for certain of our executive officers award severance only at the discretion of the Remuneration Committee given that there are no formal severance arrangements

Our named executive officers for fiscal 2025 are set forth in the following table:

Name of Executive Officer	Title
Ali Mazanderani	Executive Chairman and Director
Dan Smith(1)	Group Chief Financial Officer and Director
Naeem Kola(1)	Group Chief Operating Officer and Director
Steven Heilbron	Head of Business Development and Mergers & Acquisitions and Director
Lincoln Mali	Chief Executive Officer: Southern Africa and Director

(1) Mr. Smith was appointed as Group Chief Financial Officer on October 1, 2024. Mr. Kola was appointed as Group Chief Operating Officer on October 1, 2024 and previously served as Group Chief Financial Officer.

Fiscal 2025 Compensation Summary

Base Salary. To ensure competitive remuneration and parity the annual base salaries of the executives were adjusted.Effective September 1, 2024, Mr. Mali's annual base salary increased by 3.5% to ZAR 7,500,000, Mr. Heilbron's annual base salary increased by 14.3% to $400,000 and Mr. Kola's annual base salary was adjusted down by 11% to $400,000. On February 1, 2025, Mr. Mazanderani's base salary was adjusted to $600,000 to include a $100,000 travel allowance as part of the cash salary.

Performance-Based Annual Cash Incentive. Messrs. Smith, Kola, Heilbron and Mali received payments of ZAR 1,350,000 ($75,419); $40,000; $40,000 and ZAR 2,250,000 ($125,698), respectively, under the quantitative component of our cash incentive award plan, and representing 47%; 14%; 28% and 63% of the maximum expected performance range for the quantitative component of the award. Messrs. Smith, Kola, Heilbron and Mali received payments of ZAR 3,150,000 ($172,978); $40,000; $200,000 and ZAR 1,875,000 ($104,749), respectively, under the qualitative component of our cash incentive award plan, and representing 73%; 21%; 60% and 35% of the maximum expected performance range for the qualitative component of the award. Messrs. Smith and Mali amounts converted to U.S. dollars at the average rate of exchange for fiscal 2025.

Long-Term Equity Based Incentives. On October 1, 2024 our Board awarded 100,000 shares of restricted stock to Mr. Smith. The shares will vest in three equal tranches over a three-year period commencing October 1, 2025, and is subject to Mr. Smith's continuous employment through each vesting date. In November 2024, we awarded 150,000 shares of restricted stock to each of Messrs. Kola and Mali and 120,000 shares of restricted stock to Mr. Smith. These share awards will only vest if our share price quoted on the Nasdaq grows on an annual compound basis of 15% per annum off a base of $5.00 over a measurement period from September 30, 2024 to September 30, 2027. The shares are earned equally over a three-year period and if the annual price target is not achieved on either the first or second measurement date then all unearned shares of restricted stock which are available to be earned on the measurement date will be carried forward to the third year and will only vest if the target price is achieved on the third vesting date. Vesting of these shares of restricted stock are also subject to Messrs. Kola, Mali and Smith's continued employment with us through to September 30, 2027. Mr. Heilbron was awarded 350,000 options at $6.00 and 250,000 options at $8.00 per option, effective December 31, 2024; 100,000 options at $8.00, 150,000 options at $11.00, and 150,000 options at $14.00 per option, effective January 2, 2025. These awards are subject to Mr. Heilbron's continuous employment with us until December 31, 2026, with options exercisable from that date and expiring on January 31, 2029.

COMPENSATION PROGRAM OVERVIEW FOR FISCAL 2025

The goal of our executive compensation program is the same as our goal for operating our company-to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. Each named executive officer receives one or more, but not necessarily all, of these elements.

Compensation Components

In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us.

Pay Mix

We consider the mix of our compensation components from year to year based on our overall performance, an executive's individual contributions, and compensation practices of other U.S.-based and South Africa-based public companies, including companies in our "peer group" described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short- and long-term.

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) base salary; 2) performance-based cash annual incentive and/or annual bonus; and 3) performance-based long-term equity-based incentives. We place an emphasis on variable performance-based pay. Each component promotes value creation and aligns our management team's compensation with our long-term strategic objectives.

Fixed/ Variable	Component	Form	Key Characteristics
Fixed	Base Salary	Cash	Base Salary increases are determined based on market considerations and do not necessarily occur each year
Variable Compensation	Bonus	Cash	Bonus is discretionary and dependent upon individual performance
	Performance-Based Cash Annual Incentive	Cash	Awards are based on qualitative and quantitative factors
	Performance-Based Long-Term Equity-Based Incentives	Equity	Equity grants are subject to continued service and/or defined performance indicators
	Other benefits	Cash	Benefits based on territory-specific employment benefits available to peer company executives in similar position, as negotiated

Pay Mix for Named Executive Officers

The chart below illustrates the mix of the elements of the fiscal 2025 compensation program we established for our named executive officers using the maximum expected performance range for the cash incentive component, where "Other" represents amounts paid to Mr. Kola for medical benefits.

Compensation Objectives

Performance. We seek to motivate our named executive officers through a combination of cash bonuses, incentive payments, grants of restricted stock with time-based vesting conditions, and grants of restricted stock that vest based on the achievement of predefined levels of financial and operating goals and increases in our share price and/or satisfaction of other financial and strategic performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer's scope of responsibility, demonstrated ingenuity, dedication, leadership and management effectiveness.

Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards and restricted stock awards which vest over time and become vested upon the satisfaction of specified performance goals.

Retention. Retention is a key objective of our executive compensation program. We attempt to retain our named executive officers by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The time-based vesting terms of equity awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Organization of the Remuneration Committee

The Remuneration Committee typically holds four regularly scheduled meetings each year, with additional meetings scheduled when required. There are currently three directors on the committee. Each member of the committee is required to be:

  An independent director under independence standards established by the Nasdaq.

  A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Process and General Industry Benchmarking

The Remuneration Committee periodically analyzes compensation data of companies that it selects as a peer group to better understand how our pay package compares with those companies. The peer group selected by the Remuneration Committee comprises a broad spectrum of companies, which range significantly in size from a revenue, profitability and enterprise value perspective. The peer group consists of companies generally considered comparable to us in terms of their businesses (such as being a payment systems provider) as well as other companies within other parts of the information technology sector and those operating in or providing services in emerging markets. During fiscal 2024 the Remuneration Committee engaged Pay Governance to assist it with a peer group analysis. The peer group includes U.S. and South African listed companies, and consists of the following companies: Altron Limited, Blue Label Telecoms Limited; Cantaloupe, Inc.; Capital Appreciation Limited; Cass Information Systems, Inc.; CSG Systems International, Inc.; Dave Inc.; EVERTEC, Inc.; Everi Holdings Inc.; Green Dot Corporation; IDT Corporation; Everi Holdings Inc.; Medallion Financial Corp.; Model N, Inc.; MoneyLion Inc.; PayPoint plc; Repay Holdings Corporation; Synchronoss Technologies, Inc.; and Transaction Capital Limited.

In the early part of each fiscal year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive award plan remuneration targets and payment criteria. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year. The Remuneration Committee's process for determining compensation includes an analysis of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies, taking into account, among other things, our relative market capitalization against the members of the peer group. The compensation of other named executive officers is generally determined based on specific performance criteria established by the Executive Chairman and approved by the Remuneration Committee.

Employment and Other Agreements

We have entered into employment agreements and restrictive covenant agreements with each of Messrs. Mazanderani, Kola, Smith and Heilbron in connection with their roles as our Executive Chairman, Group Chief Operating Officer, Group Chief Financial Officer and Head of Business Development and Mergers & Acquisitions, respectively. In addition, each of Messrs. Kola, Mali and Smith, respectively, and our wholly owned subsidiary, Lesaka Technologies Proprietary Limited, entered into contracts of employment ("SA Employment Contract") which became effective on July 1, 2021, March 1, 2022, and October 1, 2024, respectively. All five executives have also entered into a restrictive covenant agreement with us. Each of these executive officers is entitled to receive an annual base salary and, except for Mr. Mazanderani, an annual cash incentive award (as discussed above). The employment agreements provide that each of Messrs. Mazandarani, Smith, Kola, Heilbron and Mali's employment is at-will and all our current named officer's SA Employment Contracts provide that either party may terminate the agreement with three months' notice. From June 2024, Mr. Kola's SA Employment Contract was terminated and he is remunerated solely under his employment agreement with Lesaka Technologies, Inc., which was amended to cater for all of his base salary and medical benefit.

Except for Mr. Mazanderani, our named executive officers' restrictive covenant agreements provide that upon the termination of their services with us, each is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. Messrs. Smith and Kola are restricted for a period of 12 months with respect to working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. Mr. Heilbron has signed a restraint of trade agreement and, under this agreement, he may not, either directly or indirectly, be associated or concerned with or interested or engaged in any "Restricted Business" (as defined in the agreement) or entity carrying on any Restricted Business, in South Africa, Botswana, Namibia and Zambia during the three years ended April 14, 2025, and his new employment arrangements concluded in December 2022, extend this period by three months. He is also prohibited from communicating with or furnishing any information or advice to any "Business Employee" (as defined in the agreement) or to any prospective employer of such Business Employee for the direct or indirect purpose of inducing or causing a Business Employee to leave the employ of the "Protected Companies" (as defined in the agreement) and/or becoming employed by or in any way directly or indirectly interested in or associated with any other business, including any Restricted Business. Mr. Mazanderani restrictive covenant agreement does not contain a non-compete clause.

Equity Grant Practices

We believe that our long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, and help align the interests of our shareholders and employees.

We have granted equity awards through our stock incentive plan which was adopted by our Board and approved by our shareholders. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive's current cash total compensation package (which includes salary; potential bonus and cash incentive award plan compensation); any previously received equity awards; the value of the grant at the time of the award; and the number of shares available for grants pursuant to our stock incentive plan. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool.

ELEMENTS OF 2025 COMPENSATION

Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Factors Considered in Determining Base Salaries
☐ Individual contributions and performance	☐ Internal equity
☐ Retention needs	☐ Experience
☐ Complexity of roles and responsibilities	☐ Succession planning

Adjustments to Base Salary

To ensure competitive remuneration and parity, the annual base salaries of the executives were adjusted.Effective September 1, 2024, Mr. Mali's annual base salary increased by 3.5% to ZAR 7,500,000; Mr. Heilbron's annual base salary increased by 14.3% to $400,000 and Mr. Kola's annual base salary was adjusted down by 11% to $400,000. On February 1, 2025, Mr. Mazanderani's base salary was adjusted to $600,000 to include a $100,000 travel allowance as part of the cash salary.

Performance-Based Pay

Messrs. Smith, Kola, Heilbron and Mali

For fiscal 2025, the Remuneration Committee established a cash incentive award plan for Messrs. Smith, Kola, Heilbron and Mali pursuant to which each of them would be eligible to earn a cash incentive award based on a number of quantitative factors that directly impacted our fiscal 2025 financial performance and each individual's contribution toward the achievement of certain objectives.

Mr. Smith

The cash incentive award plan provided for an expected performance range cash incentive award of between 20% and 120% of Mr. Smith's annual base salary of ZAR 6,000,000 ($335,196 translated at the average rate of exchange for the year) for fiscal 2025. Under the plan, a 40% weighing was based on quantitative factors and 60% was based on qualitative factors. The award could increase to a maximum of 120% of Mr. Smith's base salary based on the assessment of performance against both quantitative and qualitative targets.

Mr. Kola

The cash incentive award plan provided for an expected performance range cash incentive award of between 20% and 120% of Mr. Kola's annual base salary of $400,000 for fiscal 2025. Under the plan, a 60% weighing was based on quantitative factors and 40% was based on qualitative factors. The award could increase to a maximum of 120% of Mr. Kola's base salary based on the assessment of performance against both quantitative and qualitative targets.

Mr. Heilbron

The cash incentive award plan provided for an expected performance range cash incentive award of between 20% and 120% of Mr. Heilbron's annual base salary of $400,000 for fiscal 2025. Under the plan, a 30% weighting was based on quantitative factors and 70% was based on qualitative factors. The award could increase to a maximum of 120% of Mr. Heilbron's base salary, based on the assessment of performance against both quantitative and qualitative targets.

Mr. Mali

The cash incentive award plan provided for an expected performance range cash incentive award of between 20% and 120% of Mr. Mali's annual base salary of ZAR 7,500,000 ($418,994 translated at the average rate of exchange for the year) for fiscal 2025. Under the plan, a 40% weighting was based on quantitative factors and 60% was based on qualitative factors. The award could increase to a maximum of 120% of Mr. Mali's base salary, based on the assessment of performance against both quantitative and qualitative targets.

Quantitative Portion of the Cash Incentive Award Plan

Each of Messrs. Smith and Mali was eligible to receive an amount equal to 0% to 48% of his individual annual base salary; Mr. Kola, 0% to 72%; and Mr. Heilbron, 0% to 36%, if specified quantitative targets are achieved. The quantitative targets were as follows:

	Allocation of quantitative portion to quantitative targets
Quantitative targets:	Smith	Kola	Heilbron	Mali
F2025 financial targets (A)	15%	10%	20%	15%
M&A post-acquisition financial targets	-	25%	-	-
F2025 Group synergies	-	20%	-	-
Net debt/ EBITDA target	10%	-	-	-
Free cash flow conversion	5%	-	-	-
F2025 Consumer financial targets	5%	-	-	25%
F2025 Merchant financial targets	5%	5%	10%	-
Total quantitative portion of cash incentive awards	40%	60%	30%	40%

(A) F2025 financial targets includes (i) for Mr. Smith (a) Group Adjusted EBITDA, a non-GAAP measure, of on target ZAR 950 million, (b) Net Debt to EBITDA of on target 2.5 times (c) Free Cash Flow conversion of on target 50% of Group EBITDA (d) Merchant EBITDA of on target ZAR 750 million, and (e) Consumer EBITDA of on target ZAR 340 million, and (ii) for Mr. Mali, (a) Group Adjusted EBITDA of on target ZAR 950 million, (b) Net Revenue of on target ZAR 4 billion, and (c) Consumer EBITDA of on target ZAR 340 million, and (iii) for Mr. Heilbron, (a) Group Adjusted EBITDA of on target ZAR 950 million, and (b)  Merchant EBITDA of on target ZAR 750 million, and (iv) for Mr. Kola, (a) Group Adjusted EBITDA of on target ZAR 950 million, and (b) Enterprise EBITDA of on target ZAR 35 million, (c) Recharger EBITDA of on target ZAR 90 million and (d) Synergies of on targets ZAR 50 million. Group Adjusted EBITDA for purposes of the quantitative target is net income (loss before interest, taxes, depreciation and amortization, adjusted for non-operational transactions (including loss on disposal of equity-accounted investments, gain related to fair value adjustments to currency options), (earnings) loss from equity-accounted investments, stock-based compensation charges and once-off items. Once-off items represent non-recurring expense items, including costs related to acquisitions and transactions consummated or ultimately not pursued. Consumer EBITDA and Merchant EBITDA are measures of segment performance.

Qualitative Portion of the Cash Incentive Award Plan

Each of Messrs. Smith and Mali was eligible to receive an amount equal to 0% to 72% of his individual annual base salary; Mr. Kola, 0% to 48%; and Mr. Heilbron, 0% to 36%, if specified qualitative targets are achieved. The qualitative targets were as follows:

Mr. Smith was eligible to receive an amount up to 72% (i.e. 60% multiplied by 1.2 times), of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which include (with agreed weighting as a percent of total qualitative award (i.e. 60%) in parentheses):

  Executing various finance function improvement plans in fiscal 2025 (35%);

  Developing and managing various treasury and funding processes in fiscal 2025 (20%); and

  Evolving to a performance culture with collaborative and cohesive culture in the finance function across the organization (5%).

Mr. Kola was eligible to receive an amount up to 48% (i.e. 40% multiplied by 1.2 times) of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which include (with agreed weighting as a percent of total qualitative award (i.e. 40%) in parentheses):

  Supporting the financial function handover to Mr. Smith (5%);

  Driving customer and product centricity across the organization (5%);

  Overseeing our investor relations, corporate governance, legal and company secretarial functions (20%);

  Delivering on our broad-based black economic empowerment and environment, social and governance objectives (5%); and

  Embedding Lesaka-value's system and high-performance corporate culture into our Enterprise pillar (5%)

Mr. Heilbron was eligible to receive an amount up to 36% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which include (with agreed weighting as a percent of total qualitative award (i.e. 70%) in parentheses):

  Delivering on any potential M&A objectives in fiscal 2025 (45%);

  Creating an integrated Merchant pillar, augmentation of the leadership team for the next iteration of growth in Merchant, and developing strategies to deliver Merchant growth ambitions (20%); and

  Embedding our high-performance corporate culture across the organization (5%).

Mr. Mali was eligible to receive an amount up to 72% of his annual base salary based on his contribution towards enhancing shareholder value through performance criteria which include (with agreed weighting as a percent of total qualitative award (i.e. 60%) in parentheses):

  Leading change in our value's system, which are caring and inclusive, and driving a high-performance corporate culture throughout the organization (20%);

  Promoting a customer centric mindset across the organization (5%);

  Participating in policy reforms in the regulatory environments in which we operate (15%); and

  Driving communication, public relations, brand management and key stakeholder relationships (20%).

Potential and Actual Payments

The table below presents our potential payments to Messrs. Smith, Kola, Heilbron and Mali related to the quantitative and qualitative portions of our cash incentive award plan for fiscal 2025, as well as total payments:

2025 Quantitative and Qualitative portions of cash incentive award plan(1)

	Expected performance range
		Quantitative		Qualitative
	Threshold	From	To	From	To	Total(2)

Dan Smith
Potential payment
%	-	8%	48%	12%	72%	120%
	$-	26,816	160,894	40,224	241,341	402,235
Actual payment(3) (4)
%						63%
$						251,397

Naeem Kola
Potential payment
%	-	12%	72%	8%	48%	120%
	$-	48,000	288,000	32,000	192,000	480,000
Actual payment
%						19%
$						80,000

Steven Heilbron
Potential payment
%	-	6%	36%	14%	84%	120%
	$-	24,000	144,000	56,000	336,000	480,000
Actual payment
%						61%
$						240,000

Lincoln Mali(4)
Potential payment
%	-	8%	48%	12%	72%	120%
	$-	33,520	201,117	50,279	301,676	502,793
Actual payment
%						46%
$						230,447

(1) All percentages are derived from annual base salary when cash incentive award was approved.

(2) Total percentage and USD amount for potential payment presented at the maximum amount of the cash incentive award. Percentage actual payment represents cash incentive award achieved divided by base salary for the executive when cash incentive was approved.

(3)  The percentage actually achieved represents Mr. Smith's actual payment against his annual base salary paid.

(4) Amounts translated to USD from ZAR at the average rate of exchange for fiscal 2025.

In September 2025, the Remuneration Committee met and determined each element of our financial performance described above and each executive's contribution toward the qualitative objectives. The Remuneration Committee, after consultation with Mr. Mazanderani, determined that the executives had achieved the following quantitative targets and determined to award the USD amounts presented in the table below in respect of the quantitative component of the fiscal 2025 cash incentive award plan:

	Quantitative target and achieved percentages and USD amounts awarded
	Smith		Kola		Heilbron		Mali
Quantitative targets:	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved
F2025 financial targets	15%	7.5%	10%	5%	20%	10%	15%	5%
M&A post-acquisition financial targets	-	-	25%	5%	-	-	-	-
F2025 Group synergies	-	-	20%	-	-	-	-	-
Net debt/ EBITDA target	10%	10%	-	-	-	-	-	-
Free cash flow conversion	5%	0%	-	-	-	-	-	-
F2025 Consumer financial targets	5%	5%	-	0%	-	-	25%	25%
F2025 Merchant financial targets	5%	0%	5%	0%	10%	0%	-	-
Total (%)	40%	22.5%	60%	10%	30%	10%	40%	30%
Amount awarded ($)(1)		75,419		40,000		40,000		125,698

(1) Amount for Messrs. Smith and Mali translated to USD from ZAR at the average rate of exchange for fiscal 2025.

In September 2025, the Remuneration Committee considered whether to make payments in respect of the qualitative portion of the cash incentive award plan. The Remuneration Committee determined to award Messrs. Smith, Kola, Heilbron and Mali, ZAR 3,150,000 ($175,978); $40,000; $200,000; and ZAR 1,875,000 ($104,749), respectively, of the qualitative portion of the cash incentive award. Messrs. Smith and Mali amounts converted to U.S. dollars at the average rate of exchange for fiscal 2025.

In reaching its conclusions regarding Messrs. Smith, Kola, Heilbron and Mali, the Remuneration Committee consulted with Mr. Mazanderani, regarding each executive's achievement of their respective qualitative targets. Taking cognizance of Mr. Mazanderani's feedback on the performance of each named executive against their individual qualitative targets, the Remuneration Committee determined to award Messrs. Smith, Kola, Heilbron and Mali 73%, 21%, 60% and 35%, respectively, of their maximum qualitative target.

Equity grants

Time-based Equity Incentive Awards

On October 1, 2024 our board awarded 100,000 restricted stock to Mr. Smith. The shares will vest in three equal tranches over a three-year period commencing October 1, 2025, and is subject to Mr. Smith's continuous employment through each vesting date.

Performance-based Equity Incentive Awards

              In November 2024, the board awarded 150,000 shares of restricted stock to Messrs. Kola and Mali, respectively, and 120,000 to Mr. Smith. These share awards will only vest if our share price quoted on the Nasdaq grows on an annual compound basis of 15% per annum off a base of $5.00 over a measurement period from September 30, 2024 to September 30, 2027. The shares are earned equally over a three-year period and if the annual price target is not achieved on either the first or second measurement date then all unvested shares of restricted stock which are available to be earned on the measurement date will be carried forward to the third year and will only vest if the target price is achieved on the third vesting date. Vesting of these shares of restricted stock are also subject to Messrs. Smith, Kola and Mali's continued employment with us through to September 30, 2027.

Stock options awarded

Mr. Heilbron was awarded 350,000 options at $6.00 and 250,000 options at $8.00 per option, effective December 31, 2024; 100,000 options at $8.00, 150,000 options at $11.00, and 150,000 options at $14.00 per option, effective January 2, 2025. These awards are subject to continuous employment with Lesaka until December 31, 2026, with options exercisable from that date and expiring on January 31, 2029.

OTHER CONSIDERATIONS

The Remuneration Committee's Advisors

In February 2024, the Remuneration Committee retained Pay Governance, an independent advisor, to assist with (i) a peer benchmarking analysis for our non-employee director compensation (ii) a peer benchmarking analysis for our executive officer's compensation and (iii) to perform a summary review from a risk perspective of our executive compensation. The Remuneration Committee has the sole authority to select, compensate and terminate its external advisors. The Remuneration Committee has determined, based on its analysis of NASDAQ requirements, that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to us has not created any conflict of interest.

Policies and Practices Regarding the Timing of Option Grants

The Remuneration Committee generally approves annual equity awards for officers at its regularly scheduled meetings, which are set in advance. The Committee does not time the granting of awards in coordination with the release of material non-public information ("MNPI"). The Committee may grant equity awards to new hires or for retention purposes outside of the annual grant cycle, but such grants are not timed to take advantage of MNPI.

The Committee does not take MNPI into account when determining the timing or terms of equity awards, and we do not time the disclosure of MNPI for the purpose of affecting the value of executive compensation.

During fiscal year 2025, we did not grant any stock options or stock appreciation rights to named executive officers within the period beginning four business days before and ending one business day after the filing of a periodic report or the filing or furnishing of a Form 8-K that discloses MNPI. Therefore, no tabular disclosure is required under Item 402(x)(2) of Regulation S-K.

Insider Trading Policy

We maintain an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by our officers, directors, employees and consultants. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as the Nasdaq listing standards applicable to us. Our Insider Trading Policy prohibits trading while in possession of material nonpublic information and during blackout periods, and provides for preclearance procedures for our officers, directors and other employees, as well as other related policies and procedures, including as described below.

The Insider Trading Policy is attached as an exhibit to our Annual Report on Form 10-K filed with the SEC on September 29, 2025.

Clawback Policy

The Remuneration Committee adopted a compensation clawback policy in November 2023 which applies to named executive officers who receive "incentive compensation". For purposes of the Clawback Policy "incentive compensation" means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, which are measures that are determined and presented in accordance with the accounting principles used in preparing the our financial statements, and any measures that are derived wholly or in part from such measures, and includes stock price and total shareholder return (each such measure, a "Financial Reporting Measure"). Incentive-based compensation shall be deemed to have been received during the fiscal period in which the Financial Reporting Measure specified in the incentive-based compensation award is attained, even if such incentive-based compensation is paid or granted after the end of such fiscal period. For the avoidance of doubt, incentive-based compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.

The policy applies to all incentive-based compensation received by the covered executives (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for such incentive-based compensation, and (iii) during the three completed fiscal years immediately preceding a Restatement Date (as defined below).

In the event of a restatement, which for purposes of the Clawback policy refers to an accounting restatement due to material noncompliance by us with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a "Restatement"), we are required, as promptly as reasonably possible, to recover any erroneously awarded compensation, which refers to, with respect to each covered executive in connection with a Restatement, the amount of incentive-based compensation that exceeds the amount of incentive-based Compensation that would have been received by the covered executive had it been determined based on the restated amounts, without regard to any taxes paid by the covered executive (any such amount being hereinafter referred to as "Erroneously Awarded Compensation") received by an executive during the three completed fiscal years immediately preceding the Restatement Date, which is considered to be the earlier of (i) the date our Board, a committee of our Board, or officer(s) are authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that we are required to prepare a Restatement or (ii) the date a court, regulator, or other legally authorized body directs us to prepare a Restatement (any such date being hereinafter referred to as the "Restatement Date").

For incentive-based compensation based on stock price or total shareholder return, our Board is required to determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the incentive-based compensation was received and we are required to document such reasonable estimate and provide such documentation to the Nasdaq. Subsequent changes in an executive's employment status, including retirement or termination of employment, does not affect our rights to recover incentive-based compensation under the policy. Our Board is required to determine, in its sole discretion, the method of recovering any incentive-based compensation pursuant to the policy. Such methods may include, but are not limited to: (i) direct recovery by reimbursement; (ii) set-off against future compensation; (iii) forfeiture of equity awards; (iv) set-off or cancelation against planned future awards; (v) forfeiture of deferred compensation (subject to compliance with the Internal Revenue Code and related regulations); and/or (vi) any other recovery action approved by our Board and permitted under applicable law.

We are not permitted to indemnify any current or former executive officer against the loss of Erroneously Awarded Compensation, and will not pay, or reimburse any executive officer(s), for any insurance policy to fund such executive's potential recovery obligations.

The Clawback Policy is attached as an exhibit to our Annual Report on Form 10-K filed with the SEC on September 29, 2025.

Anti-Hedging Policy

We maintain an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of our common stock. Officers and directors are also prohibited from pledging their shares. An exception to this prohibition may be granted where a person wishes to pledge shares as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from our Group Compliance Officer.

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2025

The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Lesaka Technologies, Inc. specifically incorporates it by reference into a document filed under the Exchange Act.

The Remuneration Committee, which consists of three independent directors, has reviewed and discussed the "Compensation Discussion and Analysis" section of this proxy statement with management. Based on this review and discussion, the Remuneration Committee recommended to our Board that the "Compensation Discussion and Analysis" section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Remuneration Committee Antony Ball, Chairman Venessa Naidoo Kuben Pillay

EXECUTIVE COMPENSATION TABLES

The following narrative, tables and footnotes describe the "total compensation" earned during fiscal years 2025, 2024 and 2023, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2025.

Target annual incentive awards for fiscal 2026 are presented in the Grants of Plan-Based Awards table on page 34.

SUMMARY COMPENSATION TABLE(1)

The following table sets forth the compensation earned by our named executive officers for services rendered during fiscal years 2025, 2024 and 2023.

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards (5) ($)	Non-Equity Incentive Plan Compensation (6) ($)	All Other Compensation ($)	Total ($)
Ali Mazanderani, Executive Chairman and Director	2025	541,667	-	-	-	-	67,682(7)	609,349
	2024	208,333	-	-	5,480,000	-	20,892(7)	5,709,225

Dan Smith, Group Chief Financial Officer and Director	2025	246,886	-	911,200	-	251,397	-	1,409,483

Naeem Kola, Group Chief Operating Officer and Director	2025	412,500	-	526,500	-	80,000	12,000(8)	1,031,000
	2024	450,000	-	259,031	-	377,551	10,886(8)	1,097,468
	2023	450,000	-	157,589	-	286,380	9,805(8)	903,774

Steven Heilbron, Head of Mergers & Acquisitions and Corporate Development	2025	391,667	-	-	842,000	240,000	-	1,473,667
	2024	350,000	72,366	983,250	-	327,634	-	1,733,250
	2023	296,682	-	2,388,750	-	318,185	-	3,003,617

Lincoln Mali, Chief Executive Officer: Southern Africa and Director	2025	410,709	-	526,500	-	230,447	-	1,167,656
	2024	385,120	-	253,702	-	427,027	-	1,065,849
	2023	394,609	-	179,242	-	289,867	-	863,718

_______________________________________

(1) Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2025, 2024 or 2023. All other columns have been omitted. Mr. Mazanderani was appointed as our Executive Chairman on February 1, 2024. Mr. Smith's was appointed as our Group Chief Financial Officer effective October 1, 2024.

(2) Mr. Heilbron's salary for fiscal 2023 includes a portion which was denominated and paid in ZAR and has been converted into USD at the average exchange rate for the applicable period up until December 31, 2022, and a portion denominated and paid in USD from January 1, 2023. Messrs. Smith and Mali's salary was denominated and paid in ZAR, and has been converted into USD at the average exchange rate for that applicable period.

(3) The Remuneration Committee awarded Mr. Heilbron a discretionary bonus of $72,366 related to the additional effort expended by Mr. Heilbron related to the Adumo transaction. The applicable amount for Mr. Heilbron was denominated and paid in USD.

(4) Represents FASB ASC Topic 718 grant date fair value of restricted stock granted under our stock incentive plan. See note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2025, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718 and for detail regarding any conditions attached to the awards.

(5) Represents FASB ASC Topic 718 grant date fair value of 500,000 stock options granted under the 2022 Plan to Mr. Mazanderani as well as 4,000,000 stock options granted to Mr. Mazanderani following approval obtained from our shareholders. Also includes 1,000,000 stock options granted under the 2022 plan to Mr. Heilbron. See note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2025, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(6) Non-equity incentive plan compensation represents amounts earned by Messrs. Smith, Kola, Heilbron and Mali for the fiscal years ended June 30, 2025, 2024 and 2023. The amounts for Messrs. Kola and Heilbron (for 2025 and 2024) were denominated in USD, and the amounts for Messrs. Smith, Heilbron (for 2023 only) and Mali was denominated and paid in ZAR and converted into USD at the average exchange rate for the year in which the amount was earned.

(7) Represents reimbursement of certain business travel expenses incurred by Mr. Mazanderani during the seven months to January 2025 and the five months to June 30, 2024, and which is capped at an amount of $100,000 during a 12-month period from February 1, 2024 to January 31, 2025.

(8) Represents payments made by us for Mr. Kola's healthcare plan contributions which, until May 2024, were paid in ZAR converted into USD at the applicable monthly average exchange rates for the periods when paid, and from June 2024, were paid in USD.

PAY RATIO DISCLOSURE

Mr. Mazanderani had total compensation for fiscal year 2025 of $609,349, as reflected in the Summary Compensation Table above. We have selected June 30, 2025, as the date to identify our median employee. As of June 30, 2025, we had 3,719 employees and we have used these 3,719 employees as our pay ratio disclosure population. All of our employees included in this population are based in jurisdictions outside of the United States and the vast majority, approximately 99%, of these employees, are employed in South Africa.

We have used the annualized functional currency base salary of our employees included in our pay ratio disclosure population as of June 30, 2025, and calculated the United States dollar equivalent of these salaries by converting the functional currency amounts to United States dollars using exchange rates as of June 30, 2025. We have sorted this list from lowest to highest and we estimate that our median employee had a United States dollar equivalent salary of $9,601 as of June 30, 2025. Mr. Mazanderani's grossed-up annualized fiscal year 2025 base salary was approximately 64 times that of our median employee.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company's workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

ACTUAL 2025 COMPENSATION MIX

The chart below illustrates the mix of the actual elements of the compensation program paid in fiscal 2025 for our named executive officers:

GRANTS OF PLAN-BASED AWARDS(1)

The following table provides information concerning non-equity and equity incentive plan awards granted during fiscal 2025 to each of our named executive officers.

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Date of Committee Action	Type of Award	Threshold ($)	Target ($)(3)	Maximum ($)	(#)	($)

Dan Smith	-	11/05/2024	AC	-	20% - 120%	402 235
	10/01/2024	10/01/2024	RS				100,000	490,000
	11/05/2024	11/05/2024	RS				120 000	421 200

Steven Heilbron		11/05/2024	AC		20% - 120%	480 000
	11/05/2024	11/05/2024	SO				1 000 000	842 000

Naeem Kola	-	11/05/2024	AC		20% - 120%	480 000
	11/05/2024	11/05/2024	RS				150 000	526 500

Lincoln Mali	-	11/05/2024	AC		20% - 120%	502,793
	11/05/2024	11/05/2024	RS				150,000	526,500

(1)	SO (stock option); AC (annual cash incentive award); RS (restricted stock). Includes only those columns relating to grants awarded to the named executive officers in fiscal 2025. All other columns have been omitted.
(2)	On November 5, 2024, the Remuneration Committee approved a fiscal 2025 cash incentive award plan for Messrs. Smith, Heilbron, Kola and Mali. The plan and the actual payments made thereunder are described in detail under "-Compensation Discussion and Analysis-Elements of 2025 Compensation-Performance-Based Pay-Messrs. Smith, Heilbron, Kola and Mali-Potential and Actual Payments". There was no threshold for the qualitative portion of the award plan. Messrs. Smith and Mali's amount translated from ZAR to USD using the average rate of exchange for the year ended June 30, 2025.
(3)	Target represents the expected performance range (refer to "-Compensation Discussion and Analysis-Elements of 2025 Compensation-Performance-Based Pay".

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END (1)

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2025. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the per share closing price of $4.49 of our common stock on June 30, 2025, the last trading day of the fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ali Mazanderani	500,000	-	$3.50	1/31/2029
	-	1,000,000	$6.00	1/31/2029
	-	1,000,000	$8.00	1/31/2029
	-	1,000,000	$11.00	1/31/2029
	-	1,000,000	$14.00	1/31/2029
Dan Smith					100,000(1)	449,000
					120,000(2)	538,800
	-	350,000	$6.00	1/31/2029
	-	250,000	$8.00	1/31/2029
	-	100,000	$8.00	1/31/2029
	-	150,000	$11.00	1/31/2029
Steven Heilbron	-	150,000	$14.00	1/31/2029
Naeem Kola					68,319(3)	306,752
					56,250(4)	252,563
					150,000(2)	673,500
Lincoln Mali					77,706(3)	348,900
					55,093(4)	247,368
					150,000(2)	673,500

(1)	These shares of restricted stock were awarded in September 2024, and one third of these shares are scheduled to vest on each of September 30, 2025, 2026 and 2027, with vesting conditioned upon continuous service through the applicable vesting date.
(2)	These shares of restricted stock were awarded in November 2024 and will vest in full subject to the satisfaction of the following conditions: (1) the price of our common stock is equal to or exceeds certain stock price levels during specific measurement periods from September 30, 2024 to September 30, 2027, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.
(3)	These shares of restricted stock were awarded in December 2022 and will vest in full subject to the satisfaction of the following conditions: (1) the price of our common stock is equal to or exceeds certain stock price levels during specific measurement periods from December 31, 2022 to December 1, 2025, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met (the condition for full-time employment has been waived for Mr. Meyer following his resignation as of Group Chief Executive Officer).
(4)	These shares of restricted stock were awarded in October 2023 and will vest in full subject to the satisfaction of the following conditions: (1) the price of our common stock is equal to or exceeds certain stock price levels during specific measurement periods from September 20, 2024 to November 17, 2026, and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met (the condition for full-time employment has been waived for Mr. Meyer following his resignation as of Group Chief Executive Officer).

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by our named executive officers. The following table shows all stock awards that vested during fiscal 2025:

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)(1)
	63,132	299,246
Naeem Kola	28,125	142,313
Steven Heilbron	225,000	983,250
Lincoln Mali	27,546	139,383

(1) The value realized on vesting is calculated as the closing price of our common stock on the vesting date multiplied by the number of common shares of restricted stock that vested.

PAY VERSUS PERFORMANCE DISCLOSURES

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our company. Refer to the Compensation Discussion and Analysis section for further information concerning our variable pay-for-performance philosophy and how it aligns executive compensation with our performance.

Year	Summary compen- sation table total for first PEO (1)(5)	Summary compen- sation table total for second PEO (2)(4)	Compen- sation actually paid to first PEO (1) (5)	Compen- sation actually paid to second PEO (2) (5)	Average summary compen- sation table total for non- PEO NEOs (3)(6)	Average compen- sation actually paid to non- PEO NEOs (3)(7)	Value of initial fixed $100 investment based on:	Net loss $ '000	Group Adjusted EBITDA ZAR '000 (9)
							Total shareholder return(8)
2025	$609,349	$0	($1,018,451)	$0	$1,270,452	$943,940	$87	($87,504)	922,943
2024	$5,709,225	$1,244,097	$6,371,525	$1,386,802	$1,298,856	$1,347,237	$91	($17,440)	690,943
2023	N/A	$1,432,860	N/A	$833,154	$1,283,723	$925,470	$74	($35,074)	445,450

(1)	First Principal Executive Officer ("PEO") is our current Executive Chairman, Mr. Mazanderani
(2)	Second PEO was Chris Meyer. Mr. Meyer's employment terminated on February 29, 2024.
(3)

2025 comprises four NEOs: Messrs. Smith, Kola, Heilbron and Mali.

2024 comprises three NEOs: Messrs. Kola, Heilbron and Mali.

2023 comprises four NEOs: Messrs. Kola, Heilbron, Mali and Alex M.R. Smith (terminated employment March 1, 2023).

(4)	Represents the amount of total compensation reported for each PEO for each corresponding fiscal year in the "Total" column of the Summary Compensation Table for each applicable fiscal year.
(5)	Represents the amount of "compensation actually paid" to the first and second PEO's respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to the respective PEO during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the respective PEO's total Summary Compensation Table compensation for each year to determine the compensation actually paid:

	First PEO				Second PEO
Year	Summary compensation table total	Reported value of equity awards (a)	Equity award adjustments (b)	Compensation actually paid	Summary compensation table total	Reported value of equity awards (a)	Equity award adjustments (b)	Compensation actually paid
2025	$609,349	$0	($1,627,800)	($1,018,451)	$0	0	0	0
2024	$5,709,225	($5,480,000)	$6,142,300	$6,371,525	$1,244,097	($441,779)	$584,484	$1,386,802
2023	N/A	N/A	N/A	N/A	$1,432,860	($257,985)	($341,721)	$833,154

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable fiscal year.

(b)	The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable fiscal year that are outstanding and unvested as of the end of the fiscal year; (ii) the amount of change as of the end of the applicable fiscal year (from the end of the prior fiscal year) in fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the applicable fiscal year; (iii) for awards that are granted and vest in same applicable fiscal year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; an d(v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the applicable fiscal year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable fiscal year (there were no adjustments related to item (vi)). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows (only applicable years presented for each respective PEO)

Year	(i) Year End Fair Value of Unvested Covered Year Equity Awards	(ii) Year over Year Change in Fair Value of Outstanding and Unvested Prior Year Equity Awards	(iii) Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv) Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(v) Awards Granted in Prior Fiscal Years that are Determined to Fail to Meet the Applicable Vesting Conditions During the Applicable Fiscal Year	Equity award adjustments
	First PEO
2025	$0	($1,803,000)	$0	$175,200	$0	($1,627,800)
2024	$6,142,300	$0	$0	$0	$0	$6,142,300

	Second PEO
2024	$469,121	$183,382	$0	$155,445	($223,464)	$584,484
2023	$203,927	($550,377)	$0	$4,729	$0	($341,721)

(6)	Represents the average of the amounts reported for our non-PEO NEOs as a group in the "Total" column of the Summary Compensation Table in each applicable fiscal year.

(7)	Represents the average amount of "compensation actually paid" to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total Summary Compensation Table compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2025	$1,270,452	($701,550)	$375,038	$943,940
2024	$1,298,856	($498,661)	$547,042	$1,347,237
2023	$1,283,723	($681,395)	$323,142	$925,470

(a) The grant date fair value of equity awards represents the total of the amounts reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable fiscal year.

(b) The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) are as discussed above in footnote (6)(b), and there were no adjustments related to item (vi) in footnote (6)(b). The amounts deducted or added in calculating the equity award adjustments for our non-PEO NEOs are as follows

Year	(i) Average Year End Fair Value of Unvested Covered Year Equity Awards	(ii) Year over Year Average Change in Fair Value of Outstanding and Unvested Prior Year Equity Awards	(iii) Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv) Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(v) Average Awards Granted in Prior Fiscal Years that are Determined to Fail to Meet the Applicable Vesting Conditions During the Applicable Fiscal Year	Average Equity award adjustments
2025	$394,525	($12,225)	$0	($7,262)	$0	$375,038
2024	$532,489	$60,656	$0	$69,660	($115,763)	$547,042
2023	$280,876	($159,394)	$341,250	($36,790)	($102,800)	$323,142

(8)	Cumulative total shareholder return ("TSR") is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.
(9)	Group Adjusted EBITDA is the most significant performance measure used to link our company's performance to compensation paid to our PEO and non-PEO NEO's. Group Adjusted EBITDA is a non-GAAP measure and is calculated as earnings (net income attributable to Lesaka) before interest, tax, depreciation and amortization ("EBITDA"), adjusted for non-operational transactions (including loss on disposal of equity-accounted investments, gain related to fair value adjustments to currency options), (earnings) loss from equity-accounted investments, stock-based compensation charges, and once-off items. Once-off items represents non-recurring expense items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Tabular list of financial performance measures

We have adopted a cash incentive award plan for the current fiscal year which includes a number of financial and non-financial performance measures. We consider the following to be a list of our most important financial performance measures used to link compensation actually paid to our named executive officers for our fiscal 2025 company performance, as required by Item 402(v) of Regulation S-K, the following is a list of financial performance measures:

Smith	Kola	Heilbron	Mali
Group Adjusted EBITDA target	Group Adjusted EBITDA	Group Adjusted EBITDA	Group Adjusted EBITDA
Net Debt: EBITDA target	Enterprise Segment Adjusted EBITDA	Merchant Segment Adjusted EBITDA	Net Revenue
Free Cash Flow Conversion target	M&A Post Acquisition financial targets		Consumer Segment Adjusted EBITDA
Consumer Segment Adjusted EBITDA	Group Synergies
Merchant Segment Adjusted EBITDA

Description of Relationships Between Certain Information Presented

Item 402(v) of Regulation S-K requires that we provide the relationship between compensation actual paid to our PEO and our Non-PEO NEOs and our net income and the company-selected measure, namely Group Adjusted EBITDA. FY2025 has been a pivotal year. During FY2025, Lesaka finalized the acquisition of Adumo and Recharger, and announced the acquisition of Bank Zero conditional on regulatory approval. The Enterprise, Merchant and Consumer divisions each now have a clear customer strategy, and the platforms to enable Lesaka to become Africa's leading financial technology platform and pioneer digitization. These transactions resulted in costs of $16.1 million in FY2025.

In addition, Lesaka disposed of its equity stake in MobiKwik during FY2025 resulting in a $59.8 million loss. The proceeds from the sale was used to repay debt. MobiKwik listed on the Indian Stock Exchange and was a non-core asset to Lesaka's strategy.

Lesaka's net loss evolved from $35.1 million in FY2023, $17.4 million in FY24 to $87.5 million in FY25. The increase in net loss between FY2024 and FY2025 was driven primarily by non-operational factors. The primary contributors of this increase were the equity write down of MobiKwik as stated earlier, as well as one-time, non-cash impairment-related charges due to the integration of acquired businesses. These once-off costs, particularly in FY2025 were incurred to build the platform of growth for FY2026 and achieve Lesaka's strategy. We believe the most accurate measure of operational performance is Group Adjusted EBITDA (which eliminates the impact of non-recurring items and once-off transaction costs). This gives a more clear and accurate measure of both the underlying business and management performance. As a result, Group Adjusted EBITDA has progress from $24.8 million in FY2023, $36.9 million in FY2024 to $50.7 million in FY2025.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Under the terms of their employment agreements, our named executives are entitled to three months written notice before any termination would take effect.

Our Stock Incentive Plan includes change-in-control provisions related to equity awards granted. If the parties to any change-in-control transactions do not permit the assumption, continuation or substitution of awards under the Stock Incentive Plan then the Stock Incentive Plan and any awards granted under it shall terminate. In such case, except as may be otherwise provided in relevant stock award agreements, all options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the change-in-control shall become fully vested and exercisable as of the effective time of the change-in-control. All other awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the change-in-control, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a change-in-control in the Remuneration Committee's discretion or to the extent specified in the relevant award agreement(s).

In the event of such termination:

   we shall have the option (in our sole discretion) to make or provide for a payment, in cash or in kind, to the participants holding options and stock appreciation rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the sale price multiplied by the number of shares subject to outstanding options and stock appreciation rights (to the extent then exercisable at prices not in excess of the sale price) and (B) the aggregate exercise price of all such outstanding options and stock appreciation rights (provided that, out of the money stock options and stock appreciation rights shall be cancelled for no consideration); or
   each grantee shall be permitted, within a specified period of time prior to the consummation of the change-in-control as determined by the Remuneration Committee, to exercise all outstanding options and stock appreciation rights (to the extent then exercisable) held by such participant.

We also have the option (in our sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the sale price multiplied by the number of vested shares under such awards. The treatment of awards upon a change-in-control may vary among the award types and participants in the sole discretion of the Remuneration Committee. Unless otherwise determined by our Board (on the same basis or on different bases as the Remuneration Committee shall specify), any repurchase rights or other rights of our company that relate to an award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an award.

The 4,000,000 stock options awarded to Mr. Mazanderani have change-in-control provisions that are substantively the same as those included in our Stock Incentive Plan.

On the assumption that all restricted stock awards vested in a change-in-control transaction or our Remuneration Committee waived all vesting conditions (including performance conditions) regarding a change-in-control transaction closing, in either case, on June 30, 2025, using our June 30, 2025, closing price of $4.49 and unvested restricted stock awards of 777,368 shares, we would make a potential payment of $3.5 million to our executive officers, comprising $1.2 million, $1.3 million, and $1.0 million to Messrs. Kola, Heilbron, Mali and Smith, respectively.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Familial Relationships

There are no familial relationships among any of our directors or executive officers.

Policy Agreement with IFC Investors

Pursuant to the Policy Agreement, dated April 11, 2016 (the "Policy Agreement"), between International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP, and Africa Capitalization Fund, Ltd. (collectively, the "IFC Investors") and us, the IFC Investors are entitled to designate one nominee to our Board. The IFC Investors advised us that the IFC Investors regarded Mr. Hamid as the independent director nominated by the IFC Investors under the terms of the Policy Agreement, and have not nominated an independent director to replace Mr. Hamid following his resignation. In addition, pursuant to the Policy Agreement, the IFC Investors have been granted certain rights, including the right to require us to repurchase any shares we have sold to them upon the occurrence of specified triggering events, which we refer to as a "put right".

Events triggering the put right relate to (1) us being the subject of a governmental complaint alleging, a court judgment finding or an indictment alleging that we (a) engaged in specified corrupt, fraudulent, coercive, collusive or obstructive practices; (b) entered into transactions with targets of economic sanctions; or (c) failed to operate our business in compliance with anti-money laundering or anti-terrorism laws; or (2) we reject a bona fide offer to acquire all of our outstanding shares at a time when we have in place or implement a shareholder rights plan, or adopt a shareholder rights plan triggered by a beneficial ownership threshold of less than twenty percent. The put price per share will be the higher of the price per share paid to us by the IFC Investors and the volume-weighted average price per share prevailing for the 60 trading days preceding the triggering event, except that with respect to a put right triggered by rejection of a bona fide offer, the put price per share will be the highest price offered by the offeror.

Independent Director Agreements

We have entered into independent director agreements with each of our independent directors, providing for, among other things, the terms of each director's service, compensation and liability insurance coverage.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. These agreements require us to indemnify them, to the fullest extent authorized or permitted by applicable law, including the Florida Business Corporation Act, for certain liabilities to which they may become subject as a result of their affiliation with us.

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Mr. Kola is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

  the nature of the related person's interest in the transaction;

  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  the importance of the transaction to the related person;

  the importance of the transaction to us;

  whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

  any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of subsequent changes in beneficial ownership on Form 4 or Form 5. Based solely on our review of these forms filed with the SEC, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers and greater than 10 percent shareholders complied with the filing requirements applicable to them for the fiscal year ended June 30, 2025 with the exception of a late Form 4 filed (i) on October 11, 2025, by Mr. Smith, in connection with the award of 100,000 shares of restricted stock on October 1, 2025, and (ii) on June 24, 2025, by Mr. Mali, in connection with repurchase of shares of common stock from Mr. Mali to settle his taxation obligation arising on restricted shares of our common stock which vested on November 17, 2024.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by KPMG, our independent registered public accounting firm, in 2025 and 2024, for the fiscal years ended June 30, 2025 and 2024.

	2025 $ '000	2024 $ '000
Audit Fees	2,949	1,251
Audit-Related Fees	-	23
Tax Fees	-	-
All Other Fees	12	-

Audit Fees - This category includes the audit of our annual consolidated financial statements on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management's assessment of the effectiveness of our internal control over financial reporting and the auditors' independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees - This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees".

Tax Fees - This category consists of professional services rendered by KPMG and Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return reviews and technical tax advice.

All Other Fees - This category consists of miscellaneous fees that are not otherwise included in the previous three categories.

Pre-Approval of Audit and Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2025 and 2024, all of the services provided by KPMG were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of at least three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board, which is available on our website free of charge at www.lesakatech.com. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Mses. Singh-Bushell, Gobodo and Naidoo. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and KPMG. Mr. Smith represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with Mr. Smith and KPMG. The Audit Committee discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. These matters included a discussion of KPMG's judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

KPMG also provided the Audit Committee with the written disclosures and letter required by the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG the firm's independence.

Based upon the Audit Committee's discussion with management and Deloitte and the Audit Committee's review of the representations of management and the disclosures by KPMG to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2025, for filing with the SEC.

Audit Committee Ekta Singh-Bushell, Chairperson Nonkululeko Gobodo Venessa Naidoo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of October 22, 2025, information about beneficial ownership of our common stock by:

  each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

  each of our current directors and named executive officers; and

  all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 84,086,399 shares of common stock outstanding as of October 22, 2025. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after October 22, 2025 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority.

Except as otherwise noted, each shareholder's address is c/o Lesaka Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

Name	Shares of Common Stock Beneficially Owned
	Number	%
Antony Ball	-	-
Nonku Gobodo	-	-
Steven Heilbron(1)	750,000	*
Naeem Kola(2)	492,088	*
Lincoln Mali(3)	408,461	*
Ali Mazanderani(4)	1,025,115	1.2%
Venessa Naidoo	-	-
Kuben Pillay	-	-
Ekta Singh-Bushell	7,000	*
Dan Smith(5)	220,000	*
Dean Sparrow(6)	1,792	*
Value Capital Partners (Pty) Ltd (7)	15,642,598	18.6%
IFC Investors and Related Entities(8)	9,356,028	11.1%
Apis Growth 13 Ltd(9)	6,604,062	7.9%
The Goldman Sachs Group, Inc.(10)	4,999,960	5.9%
Morgan Stanley(11)	5,211,240	6.2%
Directors and Executive Officers as a Group(12)	2,904,456	3.4%

____________________________________
*Less than one percent

(1) Comprises 750,000 shares of common stock.

(2) Comprises (i) 217,519 shares of common stock; and (ii) 274,569 shares of restricted stock, the vesting of which is subject to the satisfaction of certain time-based vesting conditions.

(3) Comprises (i) 125,662 shares of common stock; and (ii) 282,799 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions.

(4) Comprises (i) 525,115 shares of common stock and (ii) options to purchase 500,000 shares of common stock, all of which were exercisable as of October 22, 2025.

(5) Comprises (i) 33,333 shares of common stock; and ii) 186,667 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions.

(6) Comprises 1,726 shares of common stock held indirectly through Crossfin Holdings Proprietary Limited.

(7) VCP has sole voting and dispositive power over these securities. VCP's business address is 173 Oxford Road, 8th Floor, Rosebank, Gauteng, 2196, South Africa. Antony Ball is the non-executive of VCP.

(8) According to Amendment No. 3 to Schedule 13D/A filed by the IFC Investors and related entities with the SEC on December 12, 2024: (a) International Finance Corporation ("IFC") beneficially owns an aggregate of 3,271,862 common shares as to which it has sole voting and dispositive power, (b) IFC African, Latin American and Caribbean Fund, LP ("ALAC") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (c) IFC African, Latin American and Caribbean Fund (GP) LLC ("ALAC GP") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (d) IFC Financial Institutions Growth Fund, LP ("FIG") beneficially owns an aggregate of 3,302,551 common shares as to which it has shared voting and dispositive power, and (e) IFC FIG Fund (GP), LLP ("FIG GP") beneficially owns an aggregate of 3,302,551 common shares as to which it has shared voting and dispositive power. Each of ALAC, a United Kingdom limited partnership, and FIG, a United Kingdom limited partnership, is primarily engaged in the business of investing in securities. ALAC GP, a Delaware limited liability company, is primarily engaged in the business of serving as the general partner of ALAC. FIG GP, a United Kingdom limited liability partnership, is primarily engaged in the business of serving as the general partner of FIG. Each of ALAC and FIG are funds managed by IFC Asset Management Company LLC, a wholly-owned subsidiary of IFC, that invests third party capital in conjunction with IFC investments. The business address of the aforementioned entities is 2121 Pennsylvania Avenue, Washington, D.C. 20433.

(9) According to Schedule 13G filed by Apis Growth 13 Limited ("Apis") with the SEC on November 1, 2024, Apis has sole voting and dispositive power over these securities. Apis's business address is 10th Floor Ebène Heights Building, 34 Ebène Cybercity, Ebène, Mauritius 72201.

(10) According to Amendment No. 3 to Schedule 13G filed by The Goldman Sachs Group, Inc. ("Goldman Sachs") with the SEC on February 6, 2025, Goldman Sachs has shared voting and dispositive power over these securities. Goldman Sachs's business address is 200 West Street, New York, NY 10282.

(11) According to Amendment No. 3 to Schedule 13G filed by Morgan Stanley with the SEC on February 4, 2025, Morgan Stanley has shared voting and dispositive power over these securities. Morgan Stanley's business address is 1585 Broadway, New York, NY 10036.

(12) Represents shares beneficially owned by our directors and executive officers as a group. Includes 744,035 shares of restricted stock, the vesting of which is subject to certain conditions discussed above and options to purchase 500,000 shares of common stock, all of which were exercisable as of October 22, 2025.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2025, is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.lesakatech.com). In addition, our annual report (with exhibits) is available at the SEC's website (www.sec.gov).

Shareholder Proposals and Director Nominations for the 2026 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2026 annual meeting of shareholders must deliver them to us by June 29, 2026, in order to be considered for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2026 annual meeting of shareholders (other than a proposal presented for inclusion in next year's proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 29, 2026, as set forth more fully in Section 2.08 of our Amended and Restated By-Laws. Shareholders who wish to nominate one or more persons for election as directors must provide notice of such nominations to us by June 29, 2026, as set forth more fully in Section 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at P.O. Box 2424, Parklands 2121, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called "householding". Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, by notifying us in writing at: Lesaka Technologies, Inc., P.O. Box 2424, Parklands 2121, South Africa, Attention: Lesaka Technologies, Inc. Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,
Kuben Pillay Lead Independent Director
October 28, 2025

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

Appendix A - Plan Amendment

AMENDMENT TO THE 2022 AMENDED AND RESTATED STOCK INCENTIVE PLAN OF LESAKA TECHNOLOGIES, INC.

THIS AMENDMENT (this "Amendment") to the 2022 Amended and Restated Stock Incentive Plan of Lesaka Technologies, Inc., as amended from time to time, (the "Plan") is adopted by the Board of Directors (the "Board") of Lesaka Technologies, Inc., a Florida corporation (the "Company"), on September 2, 2025, effective as of the date that the Amendment is approved by the Company's stockholders (the "Amendment Date"). Any capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

WHEREAS, pursuant to Section 13 of the Plan, the Board may at any time revise or amend the Plan, provided that no amendment to the Plan will be made without the approval of the Company's shareholders if such amendment would increase the aggregate number of Shares that may be issued under the Plan; and

WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the shareholders.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the shareholders:

1. The first sentence of Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:

"Total Shares. The total number of Shares which may be issued under the Plan, measured from the Effective Date, is 19,552,580 (which includes an additional 3,000,000 Shares approved as of December 8, 2025)."

2. This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.

3. This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Florida without reference to its principles of conflicts of law.

4. Except as amended above, the Plan shall remain in full force and effect.

LESAKA TECHNOLOGIES, INC. VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 – Kuben Pillay	☐	☐	02 – Ali Mazanderani	☐	☐	03 – Dan Smith	☐	☐
04 – Steven Heilbron	☐	☐	05 – Lincoln Mali	☐	☐	06 – Antony Ball	☐	☐
07 – Nonku Gobodo	☐	☐	08 – Venessa Naidoo	☐	☐	09 – Ekta Singh-Bushell	☐	☐
10 – Dean Sparrow	☐	☐						

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

041RBC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — LESAKA TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Lesaka Technologies, Inc. for the Annual Meeting of Shareholders to be held on December 8, 2025. The undersigned appoints Ali Mazanderani and Dan Smith, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Lesaka Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposals 2, 3 and 4.

Proxy Services
c/o Computershare
PO Box 43017
Providence, RI 02940-3017

(Please Sign on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

LESAKA TECHNOLOGIES, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Proxy for Shareholders Registered on South African Branch Register

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 – Kuben Pillay	☐	☐	02 – Ali Mazanderani	☐	☐	03 – Dan Smith	☐	☐
04 – Steven Heilbron	☐	☐	05 – Lincoln Mali	☐	☐	06 – Antony Ball	☐	☐
07 – Nonku Gobodo	☐	☐	08 – Venessa Naidoo	☐	☐	09 – Ekta Singh-Bushell	☐	☐
10 – Dean Sparrow	☐	☐						

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

041RBC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy for Shareholders Registered on South African Branch Register

THIS SOUTH AFRICAN PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This South African proxy is solicited on behalf of the Board of Directors of Lesaka Technologies, Inc. for the Annual Meeting of Shareholders to be held on December 8, 2025. The undersigned appoints Ali Mazanderani and Dan Smith, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Lesaka Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this South African proxy.

This South African proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this South African proxy will be voted FOR ALL nominees for director and FOR proposals 2, 3 and 4.

This South African proxy must be lodged, posted or emailed to JSE Investor Services (Proprietary) Limited (using the contact details below), so as to reach them by 16:00 (SA time) on December 3, 2025. South African shareholders that have already dematerialized their shares through a CSDP or broker, other than with own-name registration, should not complete this South African proxy. Instead, they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the Annual Meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such Annual Meeting.

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE SOUTH AFRICAN PROXY IN THE ENCLOSED ENVELOPE OR MAIL TO:

JSE INVESTOR SERVICES (PTY) LTD
Physical address: One Exchange Square, 2 Gwen Lane, Sandown, Sandton, 2196, South Africa
Postal address: PO Box 4844 Johannesburg 2000

E-mail: meetfax@jseinvestorservices.co.za

Proxy Services
c/o Computershare
PO Box 43017
Providence, RI 02940-3017

(Please Sign on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.